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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CUMMINS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of the Shareholders of Cummins Inc. will be held at our Columbus Engine Plant located at 500 Central Avenue, Columbus, Indiana, on Tuesday, May 10, 2011, at 11:00 a.m. Eastern Daylight Saving Time, for the following purposes:

  1.
  to elect ten directors for the ensuing year;

  2.
  to consider an advisory vote on the compensation of our named executive officers;

  3.
  to consider an advisory vote on the frequency of the advisory vote on executive compensation;

  4.
  to ratify the appointment of PricewaterhouseCoopers LLP as our auditors for 2011; and

  5.
  to transact any other business that may properly come before the meeting or any adjournment thereof.

        Only shareholders of our Common Stock of record at the close of business on March 14, 2011 are entitled to notice of and to vote at the meeting.

        If you do not expect to be present in person at the meeting, you are urged to vote your shares by telephone, via the Internet, or by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

        You may revoke your proxy card at any time before the voting. Except with respect to shares attributable to accounts held in the Cummins Inc. and Affiliates Retirement and Savings Plans, any shareholders entitled to vote at the annual meeting who attend the meeting will be entitled to cast their votes in person.

MARYA M. ROSE, Secretary
March 23, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE 2011 ANNUAL SHAREHOLDER MEETING TO BE HELD
ON MAY 10, 2011: the Annual Report and Proxy Statement
are available at www.ematerials.com/cmi

 PROXY STATEMENT FOR 2011 ANNUAL SHAREHOLDERS MEETING

        We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2011 Annual Meeting of Shareholders to be held on Tuesday, May 10, 2011, and at any adjournment thereof, which we refer to as our "Annual Meeting." This proxy statement, together with the enclosed proxy card, is first being made available to our shareholders on or about March 23, 2011.

        Holders of our Common Stock of record at the close of business on March 14, 2011 are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 196,819,134 shares of Common Stock, each of which is entitled to one vote on each matter submitted to a shareholder vote at the Annual Meeting.

        Each share of Common Stock represented by a properly executed and delivered proxy card will be voted at the Annual Meeting in accordance with the instructions indicated on that proxy card, unless such proxy card has been previously revoked. If no instructions are indicated on a signed proxy card, the shares represented by such proxy card will be voted as recommended by our Board.

        A shareholder may revoke his or her proxy card at any time before the Annual Meeting by delivering to our Secretary written notice of such revocation. This notice must include the number of shares for which the proxy card had been given and the name of the shareholder of such shares as it appears on the stock certificate(s), or in book entry form on the records of our stock transfer agent and registrar, Wells Fargo Shareowner Services, evidencing ownership of such shares. In addition, except with respect to shares attributable to accounts held in the Cummins Inc. and Affiliates Retirement and Savings Plans, any shareholder who has executed a proxy card but is present at the Annual Meeting will be entitled to cast his or her vote in person instead of by proxy card, thereby canceling the previously executed proxy card.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, due to New York Stock Exchange, or NYSE, rule changes, your broker will not be permitted to vote your shares for the election of directors or on the advisory vote on the compensation of our named executive officers or on the frequency of the advisory vote on executive compensation if you do not affirmatively instruct your broker how to vote within 10 days prior to our Annual Meeting. Therefore, you must affirmatively take action to vote your shares at our Annual Meeting. If you do not affirmatively vote your shares, your shares will not be voted for the election of directors or on the advisory vote on the compensation of our named executive officers or on the frequency of the advisory vote on executive compensation.

 CORPORATE GOVERNANCE

        We have long believed that good corporate governance is important in ensuring that we are managed for the long-term benefit of our shareholders. We continuously review our Board's structure, policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. Our corporate governance principles, charters for each of our Board's Audit, Compensation and Governance and Nominating Committees, our code of conduct and our by-laws, along with certain other corporate governance documents, are available on our website, www.cummins.com, and are otherwise available in print to any shareholder who requests them from our Secretary.

Independence

        Our Board is composed of a substantial majority of directors who qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission, or SEC, applicable to the corporate governance standards for companies listed on the NYSE.

        Pursuant to the requirements of the NYSE, our Board has adopted independence standards that meet or exceed the independence standards of the NYSE, including categorical standards to assist the Governance and Nominating Committee and our Board in evaluating the independence of each director. The categorical standards are included in our corporate governance principles, which are available on our website at www.cummins.com. A copy also may be obtained upon written request.

        Following a discussion and applying the standards referenced above, the Governance and Nominating Committee of our Board determined that all directors standing for election, except Mr. Solso, our Chief Executive Officer, and Mr. Linebarger, our President and Chief Operating Officer, qualified as independent. Based on the recommendation of the Committee, our full Board approved this conclusion.

Leadership Structure and Risk Oversight

        Our corporate governance principles describe in detail how our Board must conduct its oversight responsibilities in representing and protecting our company's stakeholders. As stated in the principles, our Board does not have a policy on whether or not the roles of our Chief Executive Officer and Chairman should be separate, and, if they are to be separate, whether the Chairman should be selected from our non-employee directors or be an employee director. Currently, our Board believes it is in the best interests of our company for the roles of our Chairman and Chief Executive Officer to be combined and to appoint a Lead Director from among our independent directors. Our Board believes that this leadership structure currently assists our Board in creating a unified vision for our company, streamlines accountability for our performance and facilitates our Board's efficient and effective functioning. Further, our Board believes that Mr. Solso, our Chief Executive Officer, is the person best qualified to serve as our Chairman given his long history with our company and his skills and experience in the industries in which we operate. Alexis M. Herman is our Lead Director. Ms. Herman was selected for this position because of her service on our Board since 2001, her experience as the U.S. Secretary of Labor and her other experiences in leadership positions in the private and public sectors.

        Our Lead Director's responsibilities include:

  •
  Serving as Chairman of the Governance and Nominating Committee;

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  Conferring with the Chairman on Board meeting agendas and meeting schedules;

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  Calling and presiding over executive sessions of independent directors and communicating feedback on executive session to the Chairman;

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  Leading the annual performance reviews of the Chief Executive Officer and the Board;

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  Ensuring that there is open communication between our independent directors and the Chairman and other management members; and

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  Conferring with the Chairman on other issues of corporate importance, as appropriate.

        Our Board and its committees are involved on an ongoing basis in the oversight of our material enterprise-related risks. Our senior management, led by our Chief Risk Officer in conjunction with other appropriate officers, undergoes a process that identifies, categorizes and analyzes the relative severity and likelihood of the various different types of risks to which we are or may be subject. Depending upon the type of the material identified risks, our Board, Audit Committee, Finance Committee, Compensation Committee and/or Safety, Environment and Technology Committee then receive periodic reports and information directly from our senior management members who have functional responsibility for the management of such risks. These reports identify and assess the different types of enterprise-related risks and address mitigation strategies and plans implemented or proposed for each key risk. Based on the further input of our Chief Executive Officer and/or President, Chief Operating Officer, or Chief Risk Officer as necessary or appropriate, our Board and/or its respective appropriate committee then reviews such information, proposed mitigation strategies and plans, and monitors our progress on mitigating such risks. Our Board and its committees' roles in the oversight process of our identified material risks have not impacted our Board's leadership structure.

Board of Directors and Committees

        Our Board held five meetings during 2010. All of the directors attended 75% or more of the aggregate number of meetings of our Board and the committees on which they served that were held during the periods in which they served. The non-employee members of our Board also met in executive session without management present as part of each regular meeting. Alexis M. Herman, our Lead Director, presided over these sessions.

        Under our corporate governance principles, our Board has established six standing committees. Certain of the principal functions performed by these committees and the members of our Board currently serving on these committees are as follows:

        Audit Committee.    The current members of our Audit Committee are R. K. Herdman (Chairman), R. J. Bernhard, F. R. Chang-Diaz, S. B. Dobbs, A. M. Herman and G. R. Nelson. All members are independent directors as defined under our independence criteria, NYSE listing standards and SEC rules. The Audit Committee met nine times during 2010. Our Board has determined that Mr. Herdman is an "audit committee financial expert" for purposes of the SEC's rules. The Audit Committee reviews our accounting and auditing principles and procedures. The Audit Committee reviews the scope, timing and fees for our annual audit and the results of audit examinations performed by our internal auditors and independent public accountants, including any recommendations to further improve our system of accounting and internal controls. It also monitors the independence and performance of our external and internal auditors.

        Compensation Committee.    The current members of our Compensation Committee are G. R. Nelson (Chairman), R. K. Herdman, A. M. Herman, W. I. Miller and C. Ware. All members are independent directors as defined under our independence criteria, NYSE listing standards and SEC rules. The Compensation Committee met six times during 2010. The Compensation Committee administers and determines eligibility for, and makes awards under, our stock incentive plans. The Committee also reviews and evaluates our executive compensation standards and practices, including salaries, bonus distributions, deferred compensation practices and participation in stock purchase plans. It annually establishes and approves the compensation of our Chief Executive Officer following a review of his performance, including input from all of the other independent directors as reported to it by the Governance and Nominating Committee.

        In reviewing our compensation arrangements, the Committee engaged Meridian Compensation Partners LLC, or Meridian, as a compensation consultant to provide input and advice to the Committee. Meridian was instructed to provide market data and advice to the Committee in connection with the Committee's annual review of officer compensation, as well as specific selected peer group executive compensation data. Meridian does not provide any other services to our company and was therefore determined by our Committee to be an independent compensation advisor. Meridian's role in establishing the compensation of our Named Executive Officers, to the extent material, is addressed under "Executive Compensation—Compensation Discussion and Analysis."

        Our Compensation Committee maintains a formal process to ensure the independence of any executive compensation consultant engaged by the Committee, including consideration of the following factors relevant to independence:

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  The provision of other services to us by the compensation consultant;

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  The amount of fees received from us by the compensation consultant as a percentage of the total revenue of the consultant;

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  The policies and procedures of the compensation consultant that are designed to prevent conflicts of interest;

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  Any business or personal relationship of the compensation consultant with any member of our Compensation Committee; and

        The Committee also:

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  Has final authority to hire or terminate the consultant;

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  May seek additional opinions from other consultants at any time;

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  Reviews and approves annually the consultant's scope of work, both for duties provided to the Committee and for duties provided to management;

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  Approves annually the consultant's fee structure for services rendered, and the Chairman of the Committee reviews and approves actual fees incurred quarterly;

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  Reviews annually structural safeguards to assure the independence of the consultant;

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  Conducts an annual formal review of the consultant's performance; and

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  Is responsible for determining whether, and under what circumstances, the consultant participates in Committee meetings and executive sessions.

        Governance and Nominating Committee.    The current members of our Governance and Nominating Committee are A. M. Herman (Chairman), R. J. Bernhard, F. R. Chang-Diaz, S. B. Dobbs, R. K. Herdman, W. I. Miller, G. R. Nelson and C. Ware. All members are independent directors as defined under our independence criteria, NYSE listing standards and SEC rules. The Governance and Nominating Committee met five times during 2010. The Governance and Nominating Committee reviews and makes recommendations to our Board with respect to its membership, size, composition, procedures and organization. The Committee uses its network of contacts to identify potential director candidates, but may also engage, if it deems appropriate, a professional search firm. This Committee will also consider properly submitted shareholders' recommendations of nominees for election to our Board. Shareholder recommendations, including biographical information as to the proposed candidate and a statement from the shareholder as to the qualifications and willingness of such person to serve on our Board, must be submitted in writing to our Secretary. No such qualifying recommendations were received in 2010.

        As required by our corporate governance principles, our Governance and Nominating Committee must recommend director nominees such that our Board is comprised of a substantial majority of independent directors and possesses a variety of experience and background, including those who have substantial experience in the business community, those who have substantial experience outside the business community such as public, academic or scientific experience, and those who will represent the stakeholders as a whole rather than special interest groups or individual constituencies. In particular, as it considers possible directors the Committee will seek out candidates who represent the diverse perspectives of all people. As discussed in the principles, each director nominee is chosen without regard to gender, race, religion, national origin or sexual orientation. The Committee will only consider potential directors who demonstrate the attributes of our core values: integrity, corporate responsibility, diversity, global involvement, innovation and delivering superior results. Each year the Committee reviews the backgrounds of current and prospective directors to assess the effectiveness of our commitment to ensuring that the Board has the diverse experiences necessary to lead our company and advises the full Board on its progress. As a result, we believe that our Board has been effective in assembling a diverse body of individuals as measured by the criteria of gender, race and professional experience.

        Each candidate should have sufficient time available to devote to our affairs and be free of any conflict of interest that would violate any applicable law or regulation, or interfere with the proper performance of his or her responsibilities and should also possess substantial and significant experience that would be of particular importance to us in the performance of his or her duties as a director. The Committee does not intend to alter the manner in which it evaluates candidates, including the foregoing criteria, based on whether the candidate was recommended by a shareholder or not.

        Any shareholder entitled to vote for the election of directors at a meeting may nominate a person or persons for election as directors only if written notice of such shareholder's intent to make such nominations is given, either by personal delivery or by mail, postage prepaid, to the Secretary of our company not later than 160 days in advance of the originally scheduled date of such meeting (provided, however, that if the originally scheduled date of such meeting is earlier than the anniversary of the date of the previous year's annual meeting, such written notice may be so given and received not later than the close of business on the 10th day following the date of the first public disclosure, which may include any public filing by us with the SEC, of the originally scheduled date of such meeting).

        Each notice required by our by-laws must be signed manually or by facsimile by the shareholder of record and must set forth the information required by our by-laws, including (i) the name and address, as they appear on our books, of the shareholder who intends to make the nomination and of any beneficial owner or owners on whose behalf the nomination is made; (ii) a representation that the shareholder is a holder of record of shares of our Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) certain other information regarding the shareholder and its interests in our company; (iv) the name, age, business address and residential address of each nominee proposed in such notice; (v) the principal occupation or employment of each such nominee; (vi) the number of shares of our capital stock that are owned of record or beneficially by each such nominee; (vii) with respect to each nominee for election or reelection to our Board, a completed and signed questionnaire, representation and agreement described in our by-laws; (viii) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by our Board; (ix) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, including all arrangements or understandings pursuant to which the nominations are being made, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or any other person or persons (naming such person or persons), on the other hand; and (x) the written consent of each nominee to serve as a director if so elected.

        The deadline for written notice of a shareholder's intent to make a nomination with respect to the Annual Meeting was the close of business on December 1, 2010, which was 160 days in advance of the Annual Meeting (which is typically held on the second Tuesday of each May). We received no such qualifying nominations before this deadline with respect to the Annual Meeting.

        Committee members annually review the performance of our Chief Executive Officer based upon performance against a work plan, considering both quantitative and qualitative measures. The Committee reports the results of such review to the Compensation Committee. The Committee also monitors meeting attendance of Board members.

        Executive Committee.    The members of our Executive Committee are T. M. Solso (Chairman), W. I. Miller and A. M. Herman. Our Executive Committee is authorized to exercise the powers of our Board in the management and direction of our business and affairs during the intervals between meetings of our Board. It also acts upon matters specifically delegated to it by the full Board of Directors. Our Executive Committee met one time during 2010.

        Finance Committee.    The members of our Finance Committee are W. I. Miller (Chairman), R. J. Bernhard, F. R. Chang-Diaz, S. B. Dobbs, R. K. Herdman and C. Ware. Our Finance Committee is authorized to review and advise the company on our financial strategy pertaining to capital structure, creditworthiness, dividend policy, share repurchase policy, and financing requirements. Our Finance Committee met three times during 2010.

        Safety, Environment and Technology Committee.    The members at our Safety, Environment and Technology Committee are R. J. Bernhard (Chairman), F. R. Chang-Diaz, S. B. Dobbs, W. I. Miller, G. R. Nelson and C. Ware. This Committee is authorized to assist the Board of Directors in its oversight of safety policies, review environmental and technological strategies, compliance programs and major projects and review public policy developments, strategies and positions taken by us with respect to safety, environmental and technological matters that significantly impact us or our products. It met four times in 2010.

        Communication with the Board of Directors.    Shareholders and other interested parties may communicate with our Board, including our Lead Director and other non-management directors, by sending written communication to the directors c/o our Secretary, 500 Jackson Street, Mail Code 60903, Columbus, Indiana 47201. All such communications will be reviewed by the Secretary or her designee to determine which communications are appropriate to be forwarded to the directors. All communications will be forwarded except those that are related to our products and services, are solicitations or otherwise relate to improper or irrelevant topics as determined in the sole discretion of the Secretary or her designee.

        Our Secretary maintains and provides copies of all such communications, received and determined to be forwarded, to the Governance and Nominating Committee in advance of each of its meetings and reports to the Committee on the number and nature of communications that were not determined to be forwarded.

        We require all of our director nominees standing for election at an annual meeting of shareholders to attend such meeting. All director nominees standing for election at our 2010 Annual Meeting of Shareholders were present in person. We currently expect all director nominees standing for election at the Annual Meeting to be present in person.

 ELECTION OF DIRECTORS
(Items 1 through 10 on the Proxy Card)

        All ten of our directors are to be elected at the Annual Meeting to hold office until our 2012 annual meeting of shareholders and until their successors are elected and qualified. Any submitted proxy will be voted in favor of the nominees named below to serve as directors unless the shareholder indicates to the contrary on his or her proxy.

        Nominee Stephen B. Dobbs was elected by our Board of Directors on October 1, 2010 upon the recommendation of our Governance and Nominating Committee to serve as a director until the Annual Meeting. Mr. Dobbs was recommended by the Committee and elected by the Board following a review of his qualifications under the standards of our corporate governance principles and a review of his independence. All other nominees have been previously elected to our Board by our shareholders and have served continuously since the date indicated below.

        Since it is currently anticipated that the Board's nominees for director at the Annual Meeting will be uncontested, the term of any nominee who does not receive a majority of the votes cast by shareholders will expire no later than 90 days after the Annual Meeting. Receipt by a nominee of the majority of votes cast means that the number of shares voted "for" exceeds the number of votes "against" that nominee. Abstentions and broker non-votes are not counted as a vote either "for" or "against" a nominee. In the event one or more of the nominees named below fails to receive a majority of the votes cast for his or her election, then our Governance and Nominating Committee will promptly consider how to fill such a resulting vacancy on our Board and make a recommendation to our Board. Such recommendation may include the potential reappointment to our Board of the director who failed to receive a majority vote if our Governance and Nominating Committee believes that such a reappointment is in the best interests of our company and our shareholders. Our Board will then act on the Governance and Nominating Committee's recommendation and thereafter disclose its decision regarding how it has decided to fill such vacancy. Any director who has his or her term shortened as a result of not receiving a majority pursuant to this provision will not participate in the Governance and Nominating Committee's recommendation or our Board's decision.

        Our Board expects that each of the nominees will be able to serve as a director if so elected at the Annual Meeting, but if any of them is unable to serve at the time the election occurs, proxies received that have been voted for such nominee, for all nominees or containing no voting instructions will be voted for the election of another nominee to be designated by our Board, unless our Board decides to reduce the number of our directors.

 NOMINEES FOR BOARD OF DIRECTORS

        The names of the nominees for directors, together with biographical sketches, including their business experience during the past five years, directorships of other public corporations and their qualifications to serve on our Board are set forth below. Our nominees are listed below in order of their length of service on our Board, beginning first with our employee directors and then followed by our independent directors.

        OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW.

THEODORE M. SOLSO – Chairman of the Board and Chief Executive Officer, Cummins Inc.

 Director since 1994; Age—64

Mr. Solso was elected our Chairman of the Board and Chief Executive Officer in 2000 after serving as our President from 1995 to 2000, Chief Operating Officer from 1994 to 1995 and Executive Vice President—Operations from 1992 to 1994. From 1988 to 1992, he was our Vice President and General Manager—Engine Business after serving in various other executive positions with us. He has been a director of Ball Corp., Inc. since 2003 and Ashland Inc. since 1999. He also was a director of Irwin Financial Corporation from 1993 through 2006. Mr. Solso is a director of the American Transportation Research Institute, a member of the Business Roundtable and the Indiana Academy, and is a Principal of the American Energy Innovation Council. In addition, Mr. Solso is the U.S. Chairman of the U.S.- Brazil CEO Forum and serves on the Board of the Initiative of Global Development, Earth University and the Earth University Foundation. In 2011, Mr. Solso was appointed by President Barack Obama to the President's Management Advisory Board.

We believe that Mr. Solso is well qualified to be a director of our company because of his experience in our industry and in leadership positions with our company.

N. THOMAS LINEBARGER – President and Chief Operating Officer, Cummins Inc.

 Director since 2009; Age—48

Mr. Linebarger became our President and Chief Operating Officer in August 2008 after serving as Executive Vice President and President, Power Generation Business from 2003 to 2008 and as Vice President, Chief Financial Officer from 2000 to 2003. From 1998 to 2000 he was our Vice-President, Supply Chain Management after holding various other positions with us. Mr. Linebarger received a B.S. from Stanford University and a B.A. from Claremont McKenna College in 1986 and M.S. and M.B.A. degrees from Stanford in 1993. He has been a director of Harley-Davidson, Inc. since 2008 and also served as a director of Pactiv Corporation from 2005 to 2010.

We believe that Mr. Linebarger is well qualified to be a director of our company because of his experience in various senior management positions with our company and his familiarity with our company and our industry.

WILLIAM I. MILLER – Chairman and CEO of Irwin Management Company

 Director since 1989; Age—54

Will Miller is the Chairman of Irwin Management Company, a Columbus, Indiana private investment firm. From 1990 to 2009, he was Chairman and CEO of Irwin Financial Corporation, a diversified financial services company. On September 18, 2009, Irwin Financial Corporation filed a voluntary petition for relief under Chapter 7 of Title 11 of the United States Code before the United States Bankruptcy Court for the Southern District of Indiana. Mr. Miller is also Chairman of the Board of Tipton Lakes Company (a real estate development firm). Mr. Miller is a director or trustee of the New Perspective Fund, Inc., the New World Fund, Inc. and EuroPacific Growth Fund (all three are in the same mutual fund family). Mr. Miller also is a Trustee of Yale University and The John D. and Catherine T. MacArthur Foundation.

We believe that Mr. Miller is well qualified to be a director of our company because of his leadership experience, his experience in business and financial matters, and his 20 years of service as a director of our company.

ALEXIS M. HERMAN – Chairman and Chief Executive Officer of New Ventures, LLC

 Director since 2001; Age—63

Ms. Herman serves as Chair and Chief Executive Officer of New Ventures LLC, a corporate consulting company, and has held these positions since 2001. She serves as Chair of the Business Advisory Board of Sodexho, Inc., an integrated food and facilities management services company, and as Chair of Toyota Motor Corporation's North American Diversity Advisory Board. From 1997 to 2001, she served as U.S. Secretary of Labor. She has also been a director of The Coca Cola Company since 2007, Entergy Corporation since 2003, and MGM Mirage since 2002. Her non-profit board affiliations include Trustee of the National Urban League and George Meany National Labor College. In addition, Ms. Herman is a member of the board of directors of the Clinton Bush Haiti Fund.

We believe that Ms. Herman is well qualified to be a director of our company and our Lead Director because of her experience as the U.S. Secretary of Labor and her other experiences in leadership positions in the private and public sectors.

GEORGIA R. NELSON – President and CEO of PTI Resources, LLC

 Director since 2004; Age—61

Ms. Nelson became President and CEO of PTI Resources, LLC, an independent consulting firm, in 2005. Prior to this role, Ms. Nelson retired in 2005 from Edison International, where she had been President of Midwest Generation EME,  LLC since 1999 and General Manager of Edison Mission Energy Americas since 2002. Her business responsibilities have included management of regulated and unregulated power operations and a large energy trading subsidiary as well as the construction and operation of power generation projects worldwide. She has had extensive experience in international business negotiations, environmental policy matters and human resources. She has served as a director of Ball Corp., Inc. since 2006, Nicor Inc. since 2005, and CH2M Hill since May 2010. She was a director of Tower Automotive from 2001 to 2007. She has been a member of the Executive Committee of the National Coal Council since 2000 and served as Chairman from 2006-2008. She serves on the advisory committee of the Center for Executive Women at Northwestern University. Ms. Nelson is also a frequent lecturer at Northwestern University's Kellogg Graduate School of Management on topics related to sustainability, energy policy, leadership and corporate governance.

We believe that Ms. Nelson is well qualified to be a director of our company because of her leadership roles in the power generation business and her experience in general operations, human resources and environmental and technical matters.

CARL WARE – Retired from The Coca-Cola Company

 Director since 2004; Age—67

Mr. Ware retired from The Coca-Cola Company in 2003 as Executive Vice President, Public Affairs and Administration following a 28-year career holding positions of increasing responsibility. From 1993 to 2000, Mr. Ware served as President and Chief Operating Officer of Coke's Africa Group. He was elected to the Atlanta City Council in 1973 and served as President of the City Council until 1979. From 1970 to 1973, he served the Atlanta Housing Authority as Director of Family and Community Services and Deputy Director of Urban Redevelopment. He has served as a director of Chevron Corporation since 2001 and also serves as a director of Coca-Cola Bottling Co. Consolidated, PGA Tour Golf Course Properties, and the Atlanta Falcons.

We believe that Mr. Ware is well qualified to be a director of our company because of his experience in leadership roles in publicly traded companies and the public sector and his international business experience.

ROBERT K. HERDMAN – Managing Director of Kalorama Partners LLC

 Director since 2008; Age—62

Mr. Herdman has been Managing Director of Kalorama Partners LLC, a Washington, D.C. consulting firm specializing in providing advice regarding corporate governance, risk assessment, crisis management and related matters since 2004. He was the Chief Accountant of the SEC from October 2001 to November 2002 prior to joining Kalorama. Prior to joining the SEC, he was Ernst & Young's Vice Chairman of Professional Practice for its Assurance and Advisory Business Services (AABS) practice in the Americas and the Global Director of AABS Professional Practice for Ernst & Young International. He has been a member of the Board of Directors and currently chairs the Audit Committee of HSBC Finance Corporation (formerly Household International, Inc.) since 2004, of HSBC North America Holdings, Inc. since 2005 and of HSBC US, Inc. since 2010. Mr. Herdman also served as a director of Westwood One, Inc. from 2005 to 2006.

We believe that Mr. Herdman is well qualified to be a director of our company because of his background as the Chief Accountant of the SEC and his professional experiences and accomplishments.

ROBERT J. BERNHARD – Vice President for Research and Professor in the Department of Aerospace and Mechanical Engineering, University of Notre Dame

 Director since 2008; Age—58

Mr. Bernhard has been Vice President for Research and Professor in the Department of Aerospace and Mechanical Engineering at the University of Notre Dame since 2007. Prior to that, he was Associate Vice President for Research at Purdue University from 2004 to 2007. He also held Assistant, Associate and full Professor positions at Purdue University, where he remains an Adjunct Professor. He was Director of the Ray W. Herrick Laboratories at Purdue's School of Mechanical Engineering from 1994 to 2005. Mr. Bernhard is also a Professional Engineer and earned a B.S.M.E. and Ph.D., E.M. from Iowa State University in 1973 and 1982, and an M.S.M.E. from the University of Maryland in 1976. He is currently Secretary General of the International Institute of Noise Control Engineering (I-INCE), and is also a member of the Board of Directors of the INCE Foundation.

We believe that Mr. Bernhard is well qualified to be a director of our company because of his experience and expertise as a mechanical engineer, teacher and researcher in the field of mechanical engineering, which is integral to our industry, and his international experience with technology and research.

DR. FRANKLIN R. CHANG-DIAZ – Founder, Chairman and CEO of Ad Astra Rocket Company

 Director since 2009; Age—61

Dr. Chang-Diaz is Chairman and CEO of Ad Astra Rocket Company, a U.S. spaceflight engineering company based in Houston, Texas and dedicated to the development of advanced plasma rocket propulsion technology. Dr. Chang-Diaz founded Ad Astra in 2005 following his retirement from NASA after a 25-year career during which he flew seven space missions and logged over 1,600 hours in space. In 1994, Dr. Chang-Diaz founded and directed NASA's Advanced Space Propulsion Laboratory at the Johnson Space Center where he managed a multicenter research team developing new plasma rocket technology. Dr. Chang-Diaz is a dual citizen of Costa Rica and the United States. As part of his involvement in Costa Rica's development, Dr. Chang-Diaz currently leads the implementation of the "Strategy for the XXI Century," a plan to transform Costa Rica into a fully developed nation by the year 2050. Dr. Chang-Diaz received the Liberty Medal in 1986 from President Ronald Reagan and is a four time recipient of NASA's Distinguished Service Medal, the agency's highest honor. Dr. Chang-Diaz also serves as an Adjunct Professor of Physics at Rice University and the University of Houston.

We believe that Dr. Chang-Diaz is well qualified to be a director of our company because of his scientific accomplishments, his leadership of an engineering company, his professional and personal achievements and his knowledge of Latin America.

STEPHEN B. DOBBS – Senior Group President at Fluor Corporation

 Director since 2010; Age—54

Mr. Dobbs is Senior Group President over Fluor Corporation's Industrial & Infrastructure and Global Services business groups. Mr. Dobbs was previously group president of Industrial & Infrastructure, responsible for a wide diversity of the markets Fluor serves, including Infrastructure, Telecommunications, Mining, Transportation, Life Sciences, Heavy Manufacturing, Advanced Technology, Microelectronics, Commercial, Institutional, Health Care, Water, and Alternative Power. Mr. Dobbs has served Fluor since 1980 in numerous U.S. and international locations including Southern Africa, Europe and China. He is recognized for his work on project finance in Europe and the United States, particularly public private partnerships and private finance initiatives. He has served as an advisor on these issues to the Ministry of Finance of the Netherlands.

Dobbs earned his doctorate in engineering from Texas A&M University and holds an undergraduate degree in nuclear engineering, also from Texas A&M. He serves on the World Economic Forum's Global Agenda Council on Geopolitical Risk as well as the Governor's Business Council for the state of Texas.

We believe that Mr. Dobbs is well qualified to be a director of our company because of his experience in leadership roles at Fluor, his technical background and his international business experience.

 EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        Our Compensation Discussion and Analysis, or CD&A, provides detailed information about compensation programs for our Chairman and Chief Executive Officer, our President and Chief Operating Officer, our Vice President and President—Engine Business, our Vice President and President—Distribution Business and our Vice President and Chief Financial Officer, whom we refer to as our "Named Executive Officers."

        The sections of this CD&A that immediately follow focus principally on the 2010 compensation matters. Thereafter we have included a separate section of this CD&A that focuses on key decisions and changes made with respect to 2011 and subsequent period compensation matters.

        We have designed our executive compensation programs to support our overall performance goals. Our compensation programs are based on the principle of pay for performance.

        The Compensation Committee reviews our executive compensation programs on a regular basis, and has structured executive compensation programs to consist of three principal elements: base salary, annual bonus and longer-term compensation. We also provide to our officers, as part of a competitive compensation package, limited post-employment benefits and perquisites, and we have implemented mandatory stock ownership requirements to further align the interests of our officers with the interests of our shareholders. We generally target all of our base compensation elements at the median level of a large group of U.S. manufacturing companies.

  Objectives and Principles of our Executive Compensation Program

        We have designed our executive compensation program to attract, motivate and retain people with the skills required to achieve our performance goals in a competitive global business environment. Our intention is for the program to reflect each individual's relative contribution to performance, while striking an appropriate balance between short-term and longer-term corporate performance. While the specific elements of executive compensation vary from time to time, our executive compensation program's overriding focus is on the principle of pay for performance, both in program design and in the specific awards.

        In addition, we and the Compensation Committee of our Board consider the following principles when designing and implementing compensation programs for our officers:

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  Our executives' target total compensation opportunity should be at the median of the compensation range payable to similarly situated executives at U.S. manufacturing companies with comparable job scope and size—when our financial performance meets certain Board approved annual operating plan targets. The Compensation Committee periodically benchmarks these annual operating plan targets against the performance of other similar companies.

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  The concept of opportunity is important in our programs and as such our programs should provide a competitive compensation "opportunity." We believe our executives should have the opportunity to be well compensated if our company performs well and that their total compensation should vary in relation to our relative corporate performance.

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  There should be a balance between annual and longer-term elements of compensation.

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  The more senior a person's position, the more his or her compensation should be "at risk," meaning dependent on our corporate and stock price performance.

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  Our stock should be an important part of our executive compensation program in order to link our management's compensation with our shareholders' returns. The greater the level of responsibility of the person, the more his or her compensation should be stock based.

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  Our executive compensation system should be transparent to our investors and employees and as simple and easily understood as possible.

Executive Compensation Decisions in Response to the 2009 and 2010 Economic Situation

        As a result of the impact of the recessionary economic environment that started in late 2008, we took several actions that directly affected our executives and directors, including implementing a 10% base salary reduction for 2009 affecting all of our officers, including our Named Executive Officers. In addition, all non-employee directors agreed to waive 10% of the cash portion of their base director retainer fee for 2009. This reduction took effect in May 2009 when directors received their annual retainer fees. As economic conditions began to improve in early 2010, we reinstated pre-2009 salary levels for our officers, together with merit-based increases, and we reinstated the pre-2009 cash retainer amount for our non-employee directors.

Achieving the Performance-Based Principle

        To illustrate how our executive compensation program achieves the objectives described above, set forth below are the percentages for each of the three elements that make up the target total direct compensation opportunity (excluding benefits and perquisites) provided to our Chief Executive Officer and our other Named Executive Officers as a group in 2010.

		At Risk Based on Performance:
	Base Salary	Target Annual Bonus	Target Longer-Term Grants
T. M. Solso	16%	21%	63%
Other Named Executive Officers as a Group	27% – 35%	18% – 25%	44% – 55%

        Our executive compensation aligned well with the objectives of our programs and our corporate performance in 2010, driven by these factors:

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  Strong operational results

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  Strong financial results

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  Significant cost controls

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  Sustainable profitable growth

        The following graphs show the strong direct relationship between our corporate financial performance and our executive compensation levels by comparing the relationship over the past five years of our (i) total shareholder return (on a dividend reinvested basis), or TSR; (ii) return on average net assets, or ROANA; (iii) return on equity, or ROE; and (iv) average annual total compensation for our Named Executive Officers, or Avg TC:

Link Between Financial Performance and Executive Compensation

Other Highlights of Our Executive Compensation Programs

        We continually review best practices in the area of executive compensation and have revised our compensation policies and practices in recent years to:

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  Require executive officers to maintain certain stock ownership levels and prohibit them from engaging in forms of hedging or similar types of transactions with respect to our stock.

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  Eliminate tax gross-ups on all perquisites.

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  Eliminate most perquisites.

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  Temporarily reduce base salary levels during the 2009 recession to reflect our focus on pay for performance.

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  Identify a survey group to use for benchmarking compensation levels and target setting.

        Our executive compensation arrangements have also long included other elements considered best practices, such as the following:

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  Benefits under our change in control arrangements with our executive officers, other than accelerated vesting of equity, are all subject to a "double trigger" rather than a "single trigger" (i.e., in addition to the change of control occurring, the executive officer's employment must be terminated in order for him or her to receive any benefits under the arrangement).

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  We do not permit backdating or repricing of stock options.

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  We monitor our pay practices to help confirm that they do not encourage excessive risk taking.

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  We use multiple components under our longer-term incentive program (performance cash awards, performance share awards and stock option awards) to address the motivational concerns associated with focusing on any one form of incentive compensation.

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  We have capped payouts under our annual bonus and longer-term incentive plans at 200% of the target awards.

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  We have adopted a compensation recoupment, or "clawback," policy in our corporate governance principles which provides that, if any of our financial statements are required to be materially restated resulting from the fraudulent actions of an officer, then our Board may direct that we recover all or a portion of any award or any past or future compensation other than base salary from any such officer with respect to any year for which our financial results are adversely affected by such restatement.

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  We do not guarantee salary increases or bonuses for our executive officers.

Overview of How our Executive Compensation is Determined

        Our Compensation Committee regularly reviews all elements of our executive compensation program and makes changes it deems appropriate from time to time. These reviews include general comparisons against market data and analysis prepared by the Compensation Committee's executive compensation consultant, Meridian, including the following market practices:

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  Executive compensation policies and practices

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  Competitive pay objectives

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  Base salaries

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  Annual bonus plans

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  Long term grant strategy

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  Stock ownership guidelines

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  Executive perquisites

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  Personal use of company aircraft

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  Severance practices for officers

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  Supplemental retirement plans

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  Deferred compensation plans

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  Change in control compensation protection programs

        The Compensation Committee has the flexibility to establish performance measures annually that are appropriate for our financial goals. The Compensation Committee periodically benchmarks the annual operating plan targets against the performance of other similar companies. The Compensation Committee may also determine to exclude the effects of certain operating performance measures which result from decisions made at the corporate level, such as acquisitions, divestitures, or joint venture formations in the initial year, if such events were not anticipated at the time targets were established, pension plan contributions above required levels, and convertible debt. Certain corporate expense allocations may also be excluded from the individual operating segment performance calculations. No adjustments were made for such events in determining 2010 executive compensation amounts.

Determination of Our Chief Executive Officer's Compensation

        On an annual basis, our Chief Executive Officer discusses his priorities and objectives with our Governance and Nominating Committee. The Governance and Nominating Committee formally reviews our Chief Executive Officer's performance annually. This review is based on our Chief Executive Officer's performance against specific objectives, which include the progress made by our company in implementing its business strategy and achieving its business objectives, both short-term and long-term. This review, which is reported in detail to the Compensation Committee, considers both quantitative and qualitative performance matters and is a key factor that the Compensation Committee uses in setting our Chief Executive Officer's compensation for the coming year. Specific business objectives and goals that were part of our Chief Executive Officer's performance review for 2010 included the financial performance of our company, progress towards achieving our company's long-term strategic objectives and the development of key leadership talent.

        The Compensation Committee meets in executive session to determine the compensation of our Chief Executive Officer. In this discussion, the Compensation Committee has access to data and advice from its consultant. No recommendations are made by any members of management regarding the compensation of our Chief Executive Officer. The Compensation Committee Chair presents its decisions to the Governance and Nominating Committee for its information.

Role of Our Officers in Setting Pay for Other Officers

        Members of our senior management, including our Named Executive Officers, recommend compensation actions to our Chief Executive Officer for officers in the areas for which they are responsible (but not with respect to their own compensation). Taking these recommendations into consideration, our Chief Executive Officer then makes recommendations to our Compensation Committee regarding each officer. Our senior management and our Chief Executive Officer base these recommendations on assessments of individual performance and potential to assume greater responsibility, as well as market survey data for each position. Our Chief Executive Officer discusses the recommendations and performance of the officers with the Compensation Committee. The Compensation Committee reviews our Chief Executive Officer's recommendations, may make modifications based on the market data and a discussion of individual and Company performance, and then makes the final decisions regarding each officer's total targeted compensation, and its respective elements, for the upcoming year. Our officer compensation review occurs annually at the February Compensation Committee meeting since this is the first Compensation Committee meeting after our year-end and provides the earliest opportunity to review and assess individual and corporate performance for the previous year. As part of its review process, the Compensation Committee has access to the advice and input of its independent compensation consultant, Meridian.

Tax Considerations

        Section 162(m) of the Internal Revenue Code limits the corporate tax deduction to $1 million for compensation paid annually to any one of our Named Executive Officers (other than our Chief Financial Officer), unless the compensation meets certain requirements. We believe that payments under our Senior Executive Bonus Plan and Senior Executive Longer-Term Performance Plan qualify for tax deductibility under Section 162(m), although grants of stock options under our 2003 Stock Incentive Plan do not qualify for tax deductibility under Section 162(m) because they are not performance based.

        As explained below, the base salaries of our Named Executive Officers are set at the median of the range of the salaries of similarly situated executives at companies among a broad group of major U.S. manufacturing companies where the data have been size-adjusted using statistical techniques to reflect our relative size. The Compensation Committee intends to continue this policy notwithstanding the provisions of Section 162(m). As a result of the foregoing, the portion of our Chief Executive Officer's base salary that exceeded $1 million in 2010 will not qualify for tax deductibility under Section 162(m).

Compensation Program Elements

        Our executive compensation program consists of three principal elements: base salary, annual bonus and longer-term compensation. In total, these elements are designed to fulfill our basic goals of linking pay to performance and paying competitively. All officers participate in each element of the program, but in varying degrees.

        In determining compensation for 2010, we and the Compensation Committee used survey data provided by AonHewitt to determine competitive levels of pay. This aggregated survey information included 186 U.S. manufacturing corporations. The companies in the database had annual sales volumes ranging from $420 million to $265 billion, with average sales of $13 billion.

        We compared each of our officer positions to the similar positions among U.S. manufacturing companies in AonHewitt's survey database using regression analysis to calculate and target median levels of base salary, targeted annual bonus participation, and targeted longer-term grant value for scope of responsibility for each position.

        In determining compensation for 2010, we and the Compensation Committee believed that the broader survey base of major U.S. manufacturing companies provided a reasonable and more useful measure of market compensation and allowed consistent year-to-year market comparison. The survey's statistical tools calculated market compensation for the specific levels of responsibility for each position. For example, we use our total sales to calculate the market median compensation levels for officers who have overall responsibility relating to our entire company, while we use the sales for an operating segment for officers responsible for that business.

Base Salary

        We review the base salary of our officers annually. Historically, we targeted our officers' base salary to be at the median range of base salaries of similarly situated executives of similarly sized U.S. manufacturing companies.

        The Compensation Committee considers other factors beyond market and peer group data when determining salaries. These factors include experience, tenure, potential, internal equity and performance. This may result in an individual's base salary being set above or below the median range. In certain cases where we set an officer's base salary below the median level, we may then develop a plan to ensure that the employee is at or near the median in a reasonable amount of time, usually two to three years, assuming acceptable levels of performance are met. This is currently the situation with our Chief Financial Officer, P. J. Ward, who is below the market median due to his short tenure in this position. Other than Mr. Ward's base salary, none of the individual Named Executive Officers' base salaries differed materially from the median range of base salaries of similarly situated executives of similarly sized U.S. manufacturing companies, or at our peer group.

        In 2010, the only adjustment to the base salaries of our Named Executive Officers, along with all other officers, was the restoration to the levels provided prior to the 10% decrease in 2009 described above in response to economic conditions, and market- and merit-based increases, consistent with our Company guidelines.

Annual Bonus

        We design annual bonus opportunities for our executives to link executive pay to our annual financial performance. Annual bonus payouts are equal to an executive's annual base salary, multiplied by the participation percentage of base salary assigned to the executive's position and then further multiplied by a payout factor based on our company's actual financial performance against our annual operating plan for that year. There is no discretionary element to computing annual bonuses.

        For example:

$550,000	Annual Base Salary
× 60%	Participation Percentage
× 0.8	Payout Factor based on Company performance for the year

$264,000	Annual Bonus

        Each participant's participation rate is set as a percentage of his or her annual base salary. Participation rates are based on the same survey group data as base salaries and are set at the median of the range for similarly situated executives at similarly sized companies. The participation rates for 2010, expressed as a percentage of their 2010 base salary for our Named Executive Officers were:

T. M. Solso	125%
T. Linebarger	90%
P. J. Ward	65%
R. J. Freeland	65%
P. Carter	60%

        The payout factor is calculated based on a formula annually approved by the Compensation Committee. For purposes of the payout factor, we measure our corporate performance based on our annual Return On Average Net Assets, or ROANA. We have selected ROANA as the sole performance measure under our annual bonus program because we believe it appropriately balances our profitability and the management of our assets.

        ROANA for compensation purposes is calculated as follows:

  The numerator is Segment Earnings Before Interest and Tax, or EBIT, which is defined as each respective operating segment's direct earnings before interest expense, provisions for income taxes and non-controlling interests in earnings of consolidated subsidiaries and consideration of any corporate expense allocations. The denominator is Average Net Assets, which is derived directly from our consolidated balance sheet and excludes debt and related financing accounts, deferred tax amounts and certain pension and post retirement liability accounts. Average Net Assets are then allocated to the appropriate operating segment.

        Payout factors are determined using actual ROANA results compared to plan target ranges as described below. The payout factor for our consolidated corporate ROANA performance is equal to the weighted average of the payout factors from each of our four operating segments.

        In setting the annual ROANA targets for the purpose of determining our executives' annual bonus opportunity for that year, the Compensation Committee reviews the levels of difficulty of the annual operating plan, or AOP, for each operating segment, considering the markets involved and the current economic environment. The Compensation Committee then establishes the 1.0 payout factor at the ROANA amount reflected in achieving our AOP. The payout factors range from 0 to a maximum of 2.0 in increments of 0.1. Payouts start at 0.1 resulting from meeting 60% of AOP, while 120% of AOP is required to earn a 2.0 payout factor. Setting the targets with appropriate levels of difficulty underscores the importance of achieving or exceeding the AOP performance commitments each operating segment establishes annually. This approach requires increasingly difficult targets during economic upturns, and realistic goals that maximize performance during cyclical downturns. The Compensation Committee periodically benchmarks these annual operating plan targets against the performance of other similar companies. As evidence of the difficulty of the targets, over the last ten years the 1.0 target level has been achieved or exceeded only 40% of the time.

        ROANA performance targets established for our 2010 annual bonus plan reflected 1.0 payout factors set at achieving our 2010 AOP, as approved by our Board. For the 2010 annual bonus plan, target ROANA was based on sales and EBIT levels that would have been relatively flat when compared to 2009 levels. At the time the targets were set, in February 2010, we expected lower demand for engine and component products in the U.S. to pressure our operating margins in 2010. The targets for the 2010 annual bonus plan were established taking into consideration these factors. A 1.0 payout factor required us to perform at higher EBIT margins than we had experienced in prior downturns on relatively flat sales compared to 2009.

        Based on our actual corporate performance during 2010 as measured against AOP, the payout factor for the corporate weighted average formula was 2.0. For R. J. Freeland and P. Carter, who each have responsibility for supervising the operations of one of our operating segments, 50% of their 2010 annual bonus was based upon the ROANA performance of their respective specific operating unit and 50% of their bonus was based upon the payout factor for our consolidated corporate performance. The payout factor for the portion of Ms. Carter's 2010 annual bonus determined by the Distribution Business was 1.8, resulting in an overall payout factor of 1.9. The payout factor for the portion of Mr. Freeland's annual bonus determined by the Engine Business was 2.0, resulting in an overall payout factor of 2.0. The 2010 annual bonuses for T. M. Solso, T. Linebarger and P. J. Ward were based solely on the payout factor for our consolidated corporate performance.

        Performance varied by operating segment, resulting in the 2010 payout factor for each of the Named Executive Officers varying between 1.9 and 2.0.

Operating Segment	ROANA Target for 1.0 Payout Factor	Weightings for Calculating Corporate Bonus
Engine Business	28.19%	36.1%
Power Generation Business	27.56%	21.3%
Distribution Business	29.46%	25.4%
Components Group	21.43%	17.2%

		100%

        The components group segment ROANA represents the weighted average performance targets for the businesses within that segment.

        In addition to the financial measures used to determine the payout factor, minimum levels of consolidated corporate performance, called "performance hurdles," are required, ensuring that certain cash flow and other commitments are met as a condition to annual bonus payouts being made regardless of our ROANA performance. For 2010, the performance hurdles were: (1) that our net income, including the bonus payout expense, must be greater than zero; and (2) that all payouts be reviewed by our Chief Financial Officer to confirm that such payments would not cause any company metric to be less than the credit metrics required for an investment grade credit rating or constitute a violation of any applicable loan covenants or other financial restrictions in existence.

Longer-Term Compensation

        Our longer-term compensation program consists of performance cash awards and stock based grants.

        For our stock-based awards, the Compensation Committee believes that the combination of performance shares and stock options provides an appropriate balance in how we pay for longer-term performance, recognizing that performance shares provide value to participants for achieving financial targets, even if our stock price declines from the grant date, while stock options have value only if our stock price increases after the grant date and promote a longer-term focus on stock price growth—potentially up to their full 10-year term. The Compensation Committee believes that a blended approach of granting both performance shares and stock options balances pay for performance, provides appropriate incentives for participants, and strengthens the linkage of the interests of our Named Executive Officers with the interests of our shareholders.

        In 2010, our longer-term grants were divided equally in target value between cash awards and stock-based grants with the target value of our stock-based grants also equally divided between performance shares and stock options.

Longer-Term Grant Methodology

        In determining the appropriate grant sizes, the Compensation Committee uses a valuation methodology developed by its consultant to compare the targeted value of the grants to the market. This method calculates a market-based economic value for the targeted amount of the annual grants of performance cash, performance shares and stock options. A six-month average price of our stock is used in determining the number of performance shares for market comparisons. We believe the six-month average is most appropriate as it eliminates any unforeseen gains or losses in value associated with a temporary stock price spike or drop. The number of stock options are determined using the Black-Scholes model. In 2010, the projected value of the longer-term grants was evenly divided between cash and stock awards. Under our valuation model for the stock options, the ratio of stock options to performance shares awarded in 2010 was approximately 1.9:1.

        Grant amounts under the longer-term plan have been set to provide an "at target" total longer-term compensation opportunity at the median of the comparable level of longer-term incentive compensation provided by similarly sized U.S. manufacturing companies for similar positions and scope. The Compensation Committee reviews the proportion of total longer-term compensation that is dependent on our financial performance in determining the allocation of the compensation opportunity among each of the elements for each position. More senior positions have a larger proportion of total longer-term compensation opportunity dependent on our performance than do less senior positions.

        Return on Equity, or ROE, as described below, has been the measure on which performance cash and performance shares are earned because we believe that it provides a meaningful measure of profitability relative to our shareholders' stake over the performance period, because it is a more meaningful measure of actions under the control of management than stock price, and because historical data have indicated a strong, positive correlation between our ROE and our stock price growth.

        We believe that our grants of performance shares forge a strong linkage of interests between our management and our shareholders since the value participants actually receive is determined by both our financial performance relative to our pre-established financial goal, as well as our stock price.

Performance Cash Awards

        Performance cash awards are granted as target awards expressed as a dollar amount for each participant. Multiples of the target award may be earned, ranging from zero to two times the target award, based on how well we achieve or exceed performance measures established by the Compensation Committee over a specified measurement period. Annually, the Compensation Committee grants target awards to be earned based on our performance over a period of time called the "award cycle." Since 2003, the award cycles have been overlapping two-year periods, and the performance measure determining the actual payouts has been our consolidated return on equity, or ROE.

        The target amounts of the performance cash award will be paid in cash if we achieve target ROE for the award cycle. Target ROE for the award cycle is the average of the ROE for the two-year award cycle period based on (1) our AOP for the first year and (2) an agreed target level for the second year of the award cycle.

        The ROE for each award cycle is calculated as the cumulative net income for the two-year period divided by the average equity for the two-year period, divided by two. The average equity for the two-year award cycles is calculated using nine points: the beginning of the first year of the award cycle and each of the eight quarter ending values. The numerator is profit after tax, or PAT, for the two-year period. The equity calculation is adjusted for changes to equity related to unrecognized pension and other post employment benefit, or OPEB, amounts and equity transactions not built into the operating plan such as Common Stock repurchases. The Compensation Committee has the discretion to adjust the payouts downward, but not upward, once it establishes the performance measures each year.

        The overall degree of difficulty for achieving the 2010 Annual Operating Plan (AOP) was discussed as part of the Compensation Committee's annual bonus discussion. The Compensation Committee considered the performance of other industrial companies, including those in our peer group, in setting these targets. As an indication of the difficulty of the awards cycle targets, the payout factors have averaged 0.91 over the last 15 years, and have met or exceeded the 1.0 target less than 50% of the time.

        The table below summarizes the ROE targets and performance for award cycles from 2008–2009 through 2010–2011.

Award Cycle (Performance Period)	ROE Target for 1.0 Payout	Actual ROE Achieved	Payout Factor
2008–2009	20.83%	14.69%	0.3
2009–2010	15.38%	16.05%	1.2
2010–2011	11.69%	ROE calculated at the end of the performance period for payout in 2012	TBD

        For all award cycles, 2.0 payout factor requires performance equal to 120% of the target performance level. This is the maximum payout achievable.

        The threshold payout of 10% of the target award requires performance equal to 60% of the target performance level resulting in a 0.1 payout factor.

Stock and Option Awards

        The target grant value of the stock-based grants made in 2010 was comprised equally of performance shares and stock options.

        The target award of performance shares granted to each participant is expressed as a number of shares of our Common Stock. A percentage of the target award number of shares may be earned, ranging from zero to 200%, based on the same ROE performance measures over the awards cycle and, therefore, the same payout factor as our performance cash awards. However, any performance shares from our 2010 grant that are earned after the two-year awards cycle remain restricted for one additional year. Any earned performance shares from our 2010 grant will be forfeited if the participant ceases to be an employee during the restriction period, unless an exception is approved by the Compensation Committee. Such exceptions are rarely made, except in the instance of retirement.

        We granted non-qualified stock options representing approximately half of the target value of stock based grants with an exercise price per share equal to the average of the high and low trading prices of a share of our Common Stock on the grant date. The stock options vest and become exercisable with respect to all of the underlying shares of our Common Stock on the second anniversary of the grant date, or upon the recipient's earlier retirement, death or disability, so long as the recipient is continuously employed by us or a subsidiary until such date or event.

Stock Ownership Requirements

        The Compensation Committee believes that our officers should own significant amounts of our stock in order to further link their economic interests to those of our shareholders. To underscore this, we have adopted formal stock ownership guidelines requiring our officers to own such number of shares of our Common Stock having a total value equal to the following multiples of their respective base salary: Chief Executive Officer, five times base salary; other designated officers (including all of the Named Executive Officers other than the Chief Executive Officer), three times base salary; all other officers, one times base salary.

        Because our stock value may vary, these ownership requirements are expressed as a set number of shares for defined bands of salary. The numbers of shares required are reviewed annually and established by the Compensation Committee based on the average market price of our stock over a three-year period.

        Officers have five years from the date of their initial appointments to meet their requirement. An officer whose salary increases to the level of a new salary band (and higher stock ownership requirement) will have three years from the date of such increase to achieve the new higher level. Officers may not sell any of our shares until they reach their stock ownership guideline, and then they may only sell our shares to the extent they would not drop below their ownership threshold.

        All of our Named Executive Officers are in compliance with their stock ownership requirement or still have time to meet their ownership requirement.

        As described under "Director Compensation," we have also adopted formal stock ownership guidelines for non-employee members of our Board.

        Officers and directors are prohibited from engaging in forms of hedging or monetization transactions involving the establishment of a short position in our securities, such as zero-cost collars and forward sale contracts.

Benefits

        Our officers, including our Named Executive Officers, participate in the full range of health, welfare and retirement benefits and are covered by the same plans as other exempt employees. We target our total benefit package to be at the median of our survey group of companies.

        In addition to these benefits, our officers, including our Named Executive Officers, participate in our Supplemental Life Insurance and Deferred Income Program. This program is provided to attract and retain key leadership talent in senior positions. This program provides additional life insurance equal to three times base salary while the officer is an active employee, and additional retirement payments, which are offset by and coordinate with payments from our regular retirement plans. The supplemental retirement provision "tops up" the pension available from our regular pension plans to provide a total benefit based on a percentage of the officer's highest average consecutive 60 month (five years) base salary and annual bonus received during the last 10 years of employment. The total replacement formula is 2% for each of the first 20 years and 1% for each of the next 10 years, with a maximum 50% total after 30 years of service. The two highest compensated Named Executive Officers (Messrs. Solso and Linebarger) receive an additional benefit, exceeding the benefit for other participants by 10%.

        Our officers, including our Named Executive Officers, are eligible to participate in our non-qualified deferred compensation plan, as are all exempt U.S. employees whose salaries equal or exceed $100,000. This program is designed to provide opportunities for capital accumulation on a tax-deferred basis and financial planning, and to meet competitive market practice.

Perquisites

        Perquisites do not comprise a major element in our executive compensation program.

        We provide support to our officers, including our Named Executive Officers for the services of a financial counselor. The financial counselor provides estate and tax planning advice and tax return preparation. The fees for these services are detailed in the Summary Compensation Table. Since these financial counselors are familiar with our compensation and retirement plans, our Named Executive Officers' financial planning and tax return preparation are enhanced, thereby providing a benefit to our company and our Named Executive Officers.

        Our officers, including our Named Executive Officers, may use our aircraft for reasonable personal use, following a prescribed approval process. The Compensation Committee reviews the level of usage annually. We believe that our officers' ability to use a company plane for limited personal use saves time and provides additional security for them, thereby benefiting our company. The aggregate incremental cost to us of such personal use by our Named Executive Officers is detailed in the Summary Compensation Table.

        Executive physical examinations are available for all officers, including our Named Executive Officers. The Compensation Committee considers this practice to be good corporate governance and a direct benefit to our company.

2011 Executive Compensation Matters

Executive Compensation Program Changes Starting in 2011

        Beginning in 2011, we made the following changes to our executive compensation programs:

        1.     Increased the length of the performance period for our longer-term incentive performance cash and performance shares from two years to three years to incentivize sustained corporate financial performance over a longer period. We continue to use ROE as the performance measure.

        2.     Increased the equity component of our longer-term incentive elements. Previously, cash and equity were split equally. The new mix of elements is performance cash (34%), performance shares (33%), and stock options (33%). This increase in equity more closely aligns our program with the interests of our shareholders. We made these changes to our longer-term incentive plan to better reflect our longer-term focus. We believed it was appropriate to change our longer-term incentive compensation plan for leaders so that their interests remain aligned with our strategy and the interests of our shareholders who want us to achieve both our short-term targets and deliver sustainable profitable growth in the long term. We believe these changes provide a good balance between rewards for achievement of our annual ROANA-based plan and our longer-term three-year ROE-based plan.

2011 Peer Group

        For purposes of determining various 2011 executive compensation levels for our Named Executive Officers, we compared base salaries, annual bonus targets and longer-term incentive targets against the median levels of such compensation elements at a selected peer group of 17 similarly situated companies, as well as against broad manufacturing industry survey data. Following are the companies included in our custom 2011 peer group:

  Borg Warner Incorporated
  Caterpillar Incorporated
  Daimler AG
  Danaher Corporation
  Deere and Company
  Donaldson Company Incorporated
  Eaton Corporation
  Emerson Electric Company
  Grainger (W W) Incorporated
  Honeywell International Incorporated
  Illinois Tool Works
  Ingersoll-Rand PLC
  Navistar International Corporation
  Paccar Incorporated
  Parker-Hannifin Corporation
  Textron Incorporated
  Volvo AB

        This 2011 peer group was selected based on industry, reputation, revenue size, investor comparisons, and competition for customers and talent.

Benchmarking Compensation Elements for 2011

        In determining compensation for 2011, we and the Compensation Committee used both survey data provided by AonHewitt, as well as selected 2011 peer group data, to determine competitive levels of pay. This aggregated survey information included 207 U.S. manufacturing corporations. The companies in the database had annual sales volumes ranging from $266 million to $156 billion, with average sales of $11 billion. The methodology used to compare each officer position was consistent with the methodology used in 2010.

        In determining compensation for 2011, we and the Compensation Committee believed that using both a broader survey base of major U.S. manufacturing companies, as well as our selected 2011 peer group, provided a reasonable and useful measure of market compensation. The market compensation data reflected the specific scope, mainly revenue responsibility for each position. For example, we used our total sales to calculate the market median compensation levels for officers who have overall responsibility relating to our entire company, while we used the sales for an operating segment for officers responsible for that business.

Annual Bonus

        ROANA performance targets established for our 2011 annual bonus plan reflect targets set in our 2011 AOP, as approved by our Board. For the 2011 annual bonus plan, target ROANA is based on sales and EBIT levels that are at least 20% higher than 2010 levels. The Compensation Committee considered the performance of other industrial companies, including those in our 2011 peer group, in setting these targets.

Longer-Term Compensation

        Beginning with grants for 2011, the Compensation Committee decided that our longer-term grants should be equally balanced among each of the three elements of our longer-term grants. As a result, for 2011, two-thirds of the targeted value of our longer-term grants was stock based, with the remaining one-third in performance-based cash awards. Our Committee believed this reallocation for 2011 would help to further increase the linkage of the compensation of our Named Executive Officers to our share performance over time.

        Historically, the performance cash and performance share elements of our longer-term compensation grants were tied to two-year performance cycles. However, beginning in 2011, our longer-term grants are being transitioned to three-year performance cycles. Our Compensation Committee made this change in order to further link our longer-term incentive compensation to a longer sustained period of our corporate performance and to further incentivize our officers to make decisions that benefit our company and its shareholders over a longer-term horizon. We believe these changes are consistent with evolving best practices, including the practices of many of our 2011 peer group companies.

        For 2011, our Named Executive Officers received a transition cash award based on our two-year ROE performance in addition to their longer-term grant. This award was designed to ensure consistency of award levels during the transition from a two-year to three-year performance period.

        The table below summarizes the ROE targets and performance for the 2011–2012 transition award and 2011–2013 award cycle.

Award Cycle (Performance Period)	ROE Target for 1.0 Payout	Actual ROE Achieved	Payout Factor
2011–2012 Transition Award	21.65%	ROE calculated at the end of the performance period for payout in 2013	TBD
2011–2013	21.10%	ROE calculated at the end of the performance period for payout in 2014	TBD

        In 2011, the relative targeted value of our stock-based grants compared to the targeted value of our performance cash grants increased from 50% in 2010 to 66%. The stock-based grants are split 50/50 between performance shares and stock options. Our Compensation Committee believes this 50/50 split provides a balanced time horizon of from two to 10 years to realize value from our stock-based compensation.

        Effective with the 2011–2013 longer-term grants of performance shares, the one-year restriction period on vested performance shares will no longer be required because the performance period is now three years.

Post-Employment Compensation and Change in Control Protections

        We do not have formal severance agreements with any of our Named Executive Officers, but we have a policy of paying severance under certain circumstances to officers whose employment is terminated, and certain of our plans provide for other benefits upon certain change in control events and terminations of employment, each as described in detail under "Payments Upon a Qualified Termination Following a Change in Control." The Compensation Committee believes the change in control and termination benefits that we provide our Named Executive Officers are consistent with the Compensation Committee's overall objectives and are similar to benefits offered to executives of comparable companies. The purposes of these benefits are to permit our key executives to concentrate on taking actions that are in the best interests of our shareholders without regard to whether such action may ultimately have an adverse impact on their job security and to enable them to give objective advice on any potential change in control of our company without undue concern regarding its potential impact on their personal financial security and future. The Compensation Committee selected the triggering events for change in control and termination benefits to our Named Executive Officers based on its judgment that these events would likely result in the job security distractions and retention concerns described above.

        Our change in control compensation protection plans require the occurrence of two events to trigger payments: (1) a "change in control", and (2) termination without "cause" by the company or termination by the officer for "good reason" within two years of the change in control.

        Upon the occurrence of both triggering events, certain benefits would be provided to all of our Named Executive Officers plus five other senior officers, including a severance payment equal to three years' base salary plus three annual bonus payments calculated at a 1.0 payout factor. We would also provide for the full vesting of certain insurance and retirement benefits and the continuation for the three-year severance period of certain other benefits.

        In addition to the severance provisions of our executive retention plan, there are provisions within our longer-term compensation plans that provide payment of outstanding awards in the event of a change in control, without requiring constructive termination of the officer.

        Because of the application of the "golden parachute" excise tax provisions of Internal Revenue Code Sections 280G and 4999, we have, under our long-standing executive retention plan, provided our Named Executive Officers with a gross-up payment if necessary so that the executive will receive the same economic terms as if there were no excise tax. The effects of Sections 280G and 4999 generally are unpredictable and can have different impacts on the executive based on his or her personal compensation history. To provide an equal and predictable level of benefits across individuals, the Compensation Committee has determined it is appropriate and consistent with competitive pay packages to pay the cost of the excise tax plus an amount needed to pay income taxes due on such additional payment.

Confidentiality and Non-Compete Agreements

        Each officer, including each of our Named Executive Officers, has signed an agreement not to disclose our confidential information or to accept employment with certain competitors during, and for 12 months subsequent to, the time the officer is employed by us.

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

Respectfully submitted,
GEORGIA R. NELSON, CHAIR ROBERT K. HERDMAN ALEXIS M. HERMAN WILLIAM I. MILLER CARL WARE

        A summary compensation table and supplemental tables on the following pages disclose compensation information for our Named Executive Officers during our last three completed fiscal years (or such shorter period for which the Named Executive Officer was a Named Executive Officer) and our last completed fiscal year, respectively.

2010 SUMMARY COMPENSATION TABLE AND SUPPLEMENTAL TABLES

Name and Principal Position	Year	Annual Salary	(1) Bonus	(2) Stock Awards	(3) Option Awards	(4) Non-Equity Incentive Plan Compensation	(5) Change in Pension Value and Non-Qualified Deferred Compensation Earnings	(6) All Other Compensation	Total Compensation
T. M. Solso, Chairman and CEO	2010	$1,285,000	$0	$1,615,960	$1,383,674	$4,094,800	$620,078	$112,215	$9,111,727
	2009	$1,139,250	$0	$610,447	$642,637	$4,452,000	$1,489,788	$96,215	$8,430,337
	2008	$1,210,000	$0	$2,338,881	$0	$5,390,800	$3,078,182	$168,907	$12,186,770
T. Linebarger, President and	2010	$787,500	$0	$484,788	$415,204	$1,682,100	$631,544	$27,922	$4,029,058
Chief Operating Officer	2009	$678,125	$0	$183,152	$192,830	$1,236,800	$2,134,478	$21,195	$4,446,580
	2008	$695,000	$0	$784,022	$0	$1,473,400	$745,281	$22,107	$3,719,810
P. J. Ward, Vice President and	2010	$450,000	$0	$323,192	$276,633	$673,200	$413,101	$15,504	$2,151,630
Chief Financial Officer	2009	$361,667	$0	$91,576	$96,376	$329,200	$468,359	$19,776	$1,366,954
	2008	$351,667	$0	$234,035	$0	$289,492	$329,886	$21,745	$1,226,825
R. J. Freeland, Vice President and	2010	$551,667	$0	$323,192	$276,633	$862,667	$192,356	$20,904	$2,227,419
President—Engine Business	2009	$461,125	$0	$100,679	$106,006	$854,600	$950,095	$19,860	$2,492,365
P. Carter, Vice President and	2010	$485,000	$0	$201,995	$173,086	$663,300	$194,214	$84,334	$1,801,929
President—Distribution Business

(1)
Our annual bonuses are performance based, not discretionary, and are therefore included as Non-Equity Incentive Plan Compensation in the table above.

(2)
The Stock Awards column represents the fair value on the grant date, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 which we refer to as ASC Topic 718 for stock awards pursuant to the 2003 Stock Incentive Plan, based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Reports on Form 10-K in Note 16 to the Consolidated Financial Statements for 2010, 2009 and 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Performance shares are earned and converted to shares of restricted stock based on our financial performance over a two-year period. The shares of restricted stock so earned remain restricted for one additional year. The maximum values of the 2010 awards at the grant date assuming that the highest level of performance conditions are attained, are as follows: T. M. Solso—$3,231,920; T. Linebarger—$969,576; P. J. Ward—$646,384; R. J. Freeland—$646,384; P. Carter—$403,990.

(3)
The Option Awards column represents the fair value on the grant date computed in accordance with ASC Topic 718 for option awards pursuant to the 2003 Stock Incentive Plan. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 16 to the Consolidated Financial Statements for our fiscal year ended December 31, 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions.

(4)
The amounts shown in this column for 2010 consist of (i) payments made in March 2011 under the Senior Executive Target Bonus Plan for 2010 performance and (ii) payments-for the Senior Executive Longer-term Performance Plan, which became earned and were paid in March 2010 based on our 2008-2009 performance. The payments for each Named Executive Officer from these sources were:

	T. M. Solso	T. Linebarger	P. J. Ward	R. J. Freeland	P. Carter
Senior Executive Target Bonus Plan	$3,212,500	$1,417,500	$585,000	$717,167	$552,900
Senior Executive Longer-Term Performance Plan	$882,300	$264,600	$88,200	$145,500	$110,400

TOTAL	$4,094,800	$1,682,100	$673,200	$862,667	$663,300
(5)
The aggregate changes during 2010 in the actuarial present value of each Named Executive Officer's pension plans and the above market earnings on non-qualified deferred compensation are as follows:

	T. M. Solso	T. Linebarger	P. J. Ward	R. J. Freeland	P. Carter
Cummins Inc. Pension Plan A (Qualified)	$79,491	$31,212	$47,004	$28,990	$23,834
Cummins Excess Benefit Plan (Non-qualified)	$354,849	$91,611	$27,216	$65,664	$46,070
Supplemental Life Insurance and Deferred Income Program (Non-qualified)	$0	$483,068	$334,984	$50,044	$123,730

Sub-total	$434,340	$605,891	$409,204	$144,698	$193,634
Above-market earnings on non-qualified deferred compensation:	$185,738	$25,653	$3,897	$47,658	$580

TOTAL	$620,078	$631,544	$413,101	$192,356	$194,214

          "Above-market" is defined as the amount of earnings that exceeded 120% of the applicable federal long-term rate.

(6)
This column consists of the following for 2010:

	T. M. Solso	T. Linebarger	P. J. Ward	R. J. Freeland	P. Carter
Financial Counseling	$9,999	$9,861	$5,500	$9,545	$10,245
Personal use of Company Aircraft	$75,593	$6,953	$0	$0	$62,043
Life Insurance Premiums	$18,048	$2,533	$1,429	$2,784	$3,471
Company Match in the Retirement and Savings Plan	$8,575	$8,575	$8,575	$8,575	$8,575

TOTAL	$112,215	$27,922	$15,504	$20,904	$84,334

          Personal Use of Company Aircraft was calculated using an average indicated hourly cost of $1,782.85 which is the incremental cost incurred by the Company. This cost is calculated based on the Company's annual average fuel cost and other expenses derived from published industry averages.

        The following table complements the disclosures set forth in columns captioned Stock Awards and Option Awards of the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS IN 2010

											(5)	(6)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)
											Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
T. M. Solso	2/8/10	2/8/10(1)	$160,625	$1,606,250	$3,212,500
	2/8/10	2/8/10(2)	$274,700	$2,747,000	$5,494,000
	3/1/10	2/8/10(3)				2,840	28,400	56,800				$1,615,960
	3/1/10	2/8/10(4)							0	54,520	58.115	$1,383,674
T. Linebarger	2/8/10	2/8/10(1)	$70,875	$708,750	$1,417,500
	2/8/10	2/8/10(2)	$82,400	$824,000	$1,648,000
	3/1/10	2/8/10(3)				852	8,520	17,040				$484,788
	3/1/10	2/8/10(4)							0	16,360	58.115	$415,204
P. J. Ward	2/8/10	2/8/10(1)	$29,250	$292,500	$585,000
	2/8/10	2/8/10(2)	$54,900	$549,000	$1,098,000
	3/1/10	2/8/10(3)				568	5,680	11,360				$323,192
	3/1/10	2/8/10(4)							0	10,900	58.115	276,633
R. J. Freeland	2/8/10	2/8/10(1)	$35,858	$358,584	$717,167
	2/8/10	2/8/10(2)	$54,900	$549,000	$1,098,000
	3/1/10	2/8/10(3)				568	5,680	11,360				$323,192
	3/1/10	2/8/10(4)							0	10,900	58.115	$276,633
P. Carter	2/8/10	2/8/10(1)	$29,100	$291,000	$582,000
	2/8/10	2/8/10(2)	$34,300	$343,000	$686,000
	3/1/10	2/8/10(3)				355	3,550	7,100				$201,995
	3/1/10	2/8/10(4)							0	6,820	58.115	$173,086

(1)
Named Executive Officers participate in the Annual Bonus Plan, as described in the Compensation Discussion and Analysis. The payout is calculated based on a formula approved by the Compensation Committee annually. Each participant is assigned a participation rate as a percent of salary. For purposes of this Plan, Company performance is measured by ROANA as defined by the Plan. The Annual Bonus is calculated as follows:

(Annual Bonus) equals (Annual Base Salary Paid for calendar year) times (participation percentage assigned to each position) times (Payout Factor)

The Payout Factors could range from zero to 2.0, in increments of 0.1.

(2)
The Company made target awards, expressed as dollar amounts, under its Longer-Term Performance Plan and Senior Executive Longer-Term Performance Plan in 2010. A multiple of the target award is earned based on the Company's Return on Equity (ROE) performance during 2010-2011. The amount earned and paid would range from zero to 200% of the target award amount. The target award will be earned if the Company's ROE for 2010-2011 is equal to the targeted ROE level established for that period as described in the Compensation Discussion and Analysis. The Threshold Payment (10% of the target award) will be earned if the Company's ROE is 60% of the targeted ROE for the period. The Maximum Payment (200% of the target award) will be earned if the Company's ROE is 20% above the targeted ROE for the period. The payments would be made in March 2012.

(3)
The Company made target awards of performance shares under its 2003 Stock Incentive Plan in 2010. The awards are expressed as a target number of shares of the Company's Common Stock. Shares are earned based on the Company's ROE performance during 2010-2011, based on the same measures as established for the target awards under the Longer-Term Performance Plan and Senior Executive Longer-Term Performance Plan. The number of shares earned can range from zero to 200% of the target award number of shares. The target award number of shares will be earned if the Company's ROE for 2010-2011 is equal to the targeted ROE established for the period as described in the Compensation Discussion and Analysis. The shares that are earned based on the Company's ROE performance for the 2010-2011 period become restricted stock for an additional year, with the restrictions lapsing in March 2013, if the participant remains an employee of the Company. Dividends become payable after the shares become earned, including the year they are restricted stock.

(4)
The Company awarded stock options under its 2003 Stock Incentive Plan. The options were granted on March 1, 2010 at a Grant Price of $58.115. The options are not exercisable until March 1, 2012 (or upon the recipient's earlier retirement, death or disability) so long as the recipient is continuously employed by the Company or a subsidiary until such date, vest on the same schedule and expire on the earliest of March 1, 2020, five years after retirement or disability, or one year after death.

(5)
The exercise price of the stock options is equal to the average of the high and low trading prices of our Common Stock on the grant date, which is lower than the closing market price of our Common Stock on the grant date ($58.96).

(6)
The Grant Date Fair Value for performance shares, based upon probable outcome of the performance conditions to which they are subject, is $56.90/share which is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under ASC Topic 718 excluding the effect of estimated forfeitures. The grant date fair value for stock option awards is the Black-Scholes value at grant date which is $25.3792/share.

        The following two tables are intended to enhance understanding of equity compensation that has been previously awarded and remains outstanding, including amounts realized on equity compensation during the last year as a result of the vesting or exercise of equity awards.

OUTSTANDING EQUITY AWARDS AT 2010 YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
T. M. Solso	0	54,520	(1)	$58.115	3/1/2020	14,301	(2)	$1,573,253	(3)	61,930	(4)	$6,812,919	(3)
	0	82,750	(5)	$19.42	3/2/2019
T. Linebarger	0	16,360	(1)	$58.115	3/1/2020	4,290	(2)	$471,943	(3)	18,580	(4)	$2,043,986	(3)
	0	24,830	(5)	$19.42	3/2/2019
P. J. Ward	0	10,900	(1)	$58.115	3/1/2020	1,431	(2)	$157,424	(3)	10,710	(4)	$1,178,207	(3)
	0	12,410	(5)	$19.42	3/2/2019
R. J. Freeland	0	10,900	(1)	$58.115	3/1/2020	2,361	(2)	$259,734	(3)	11,210	(4)	$1,233,212	(3)
	0	13,650	(5)	$19.42	3/2/2019
P. Carter	0	6,820	(1)	$58.115	3/1/2020	1,788	(2)	$196,698	(3)	7,740	(4)	$851,477	(3)
	0	10,340	(5)	$19.42	3/2/2019

(1)
These stock options were granted on March 1, 2010 and will vest and become exercisable with respect to all of the underlying shares of our Common Stock on the second anniversary of the grant date, or upon the recipient's earlier retirement, death, or disability, so long as the recipient is continuously employed by us or a subsidiary until such a date or event.

(2)
Target awards of performance shares were granted in February 2008 to be earned in a multiple ranging from zero to two times the target award, based on the Company's performance during 2008-2009. The performance shares became earned and converted to shares of restricted stock in March 2010, based on the Company's 2008-2009 performance. These restricted stock shares are shown in this column. The vesting date for the shares of restricted stock in this column was March 1, 2011.

(3)
The price used to calculate the Market Value of outstanding shares was $110.01, the closing price of the Company's stock on the New York Stock Exchange on December 31, 2010, the last trading day of the year.

(4)
Target awards of performance shares were granted in February 2009 and February 2010 to be earned in a multiple ranging from zero to two times the target awards, based on Company performance during 2009-2010 and 2010-2011, respectively. Earned shares will be converted to shares of restricted stock for one additional year. Performance during the previous award cycle exceeded threshold; therefore, target amounts are shown.

(5)
These stock options were granted on March 2, 2009 and will vest and become exercisable with respect to all of the underlying shares of our Common Stock on the second anniversary of the grant date, or upon the recipient's earlier retirement, death, or disability, so long as the recipient is continuously employed by us or a subsidiary until such a date or event.

        The outstanding target awards of performance shares as of December 31, 2010 for the 2009-2010 and 2010-2011 awards cycles:

Name	Grant Year	Number of Units of Performance Shares	Date Earned and Converted to Restricted Stock	Vesting Date for Shares of Restricted Stock
T. M. Solso	2009	33,530	3/2/2011	3/1/2012
	2010	28,400	3/2/2012	3/1/2013
T. Linebarger	2009	10,060	3/2/2011	3/1/2012
	2010	8,502	3/2/2012	3/1/2013
P. J. Ward	2009	5,030	3/2/2011	3/1/2012
	2010	5,680	3/2/2012	3/1/2013
R. J. Freeland	2009	5,530	3/2/2011	3/1/2012
	2010	5,680	3/2/2012	3/1/2013
P. Carter	2009	4,190	3/2/2011	3/1/2012
	2010	3,550	3/2/2012	3/1/2013

OPTION EXERCISES AND STOCK VESTED IN 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
T. M. Solso	0	$0	120,848	$7,125,198
T. Linebarger	0	$0	28,448	$1,677,294
			13,333	$802,247
P. J. Ward	0	$0	4,984	$293,857
R. J. Freeland	0	$0	21,336	$1,257,971
			13,333	$802,247
P. Carter	0	$0	15,624	$921,191

(1)
Target awards of performance shares were granted in February 2007 to be earned in a multiple ranging from zero to two times the target award, based on the Company's performance during 2007-2008. The performance shares became earned and converted to shares of restricted stock in February 2009, based on the Company's 2007-2008 performance. These restricted stock shares became vested and were distributed March 1, 2010. In addition, Mr. Linebarger and Mr. Freeland each received a grant of 40,000 shares of restricted stock in 2006 (on a split adjusted basis). These shares became vested in one-third annual increments on March 17, 2008, March 17, 2009, and March 17, 2010. The number of shares representing the one-third that became vested March 17, 2010 is shown in this table.

(2)
The values realized on vesting are calculated using the closing price of the Company's Common Stock on March 1, 2010 for the performance shares and March 17, 2010 for the restricted stock, $58.96 and $60.17 respectively.

PENSION BENEFITS FOR 2010

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
T. M. Solso	Cummins Inc. and Affiliates Pension Plan A (Qualified)	39	$1,147,082	$0
	Excess Benefit Plan (Non-qualified)		$4,892,918	$0
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)		$15,663,280	$0
T. Linebarger	Cummins Inc. and Affiliates Pension Plan A (Qualified)	18	$275,208	$0
	Excess Benefit Plan (Non-qualified)		$557,345	$0
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)		$4,841,976	$0
P. J. Ward	Cummins Inc. and Affiliates Pension Plan A (Qualified)	23	$235,121	$0
	Excess Benefit Plan (Non-qualified)		$86,169	$0
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)		$1,723,644	$0
R. J. Freeland	Cummins Inc. and Affiliates Pension Plan A (Qualified)	32	$642,166	$0
	Excess Benefit Plan (Non-qualified)		$338,834	$0
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)		$5,277,130	$0
P. Carter	Cummins Inc. and Affiliates Pension Plan A (Qualified)	13	$209,000	$0
	Excess Benefit Plan (Non-qualified)		$329,000	$0
	Supplemental Life Insurance and Deferred Income Plan (Non-qualified)		$4,232,342	$0

        The Cummins Inc. and Affiliates Pension Plan A is a Cash Balance Pension Plan ("Plan A"). Participants receive pay credits equal to 6% of total monthly pay, defined as base salary and annual bonus payments. Individual accounts are maintained for each participant. The accounts receive interest credits equal to 30-year Treasury bond rate plus 1%. Participants are 100% vested in the Plan A benefit upon attaining five years of service.

        The Excess Benefit Plan provides non-qualified pension benefits in excess of limitations imposed by the Internal Revenue Code on the benefits provided by the Plan A formula. It preserves the total benefit payable under the Plan A formula.

        The Supplemental Life Insurance and Deferred Income Plan provides a Supplemental Executive Retirement Plan ("SERP") Life Annuity benefit to our officers who participate in Plan A.

        The SERP benefit is based on a percentage of the highest five consecutive years of total compensation during the final 10 years of the participant's career. Total Compensation for calculation of five year average pay is defined as base salary and annual bonus payments.

        The percentage is calculated as 2% of the participant's five year average pay for each of the first 20 years of service plus 1% of the participant's five year average pay for each of the next 10 years of service. The maximum is a 50% benefit after 30 years of service, except that an officer who is among our two highest paid Named Executive Officers at the time of retirement will receive an annual benefit equal to an additional 10%.

        The retirement benefit calculated by this formula is offset by the highest combined annuity available from Plan A and the Excess Benefit Plan, thus topping up the benefits available from those plans to total the target retirement benefit.

        Officers whose service and age total 80 (minimums of age 55 and 20 years service), or who were participants in the plan prior to 1997 and have at least 30 years of service, regardless of age, would qualify for immediate unreduced commencement of life annuity benefits. Therefore, Messrs. Solso and Freeland qualify for immediate commencement of unreduced benefits.

        Otherwise, after retirement or termination of employment, unreduced benefits may be commenced at age 60. Retired or terminated vested employees who do not qualify for unreduced benefits under the age and service conditions described in the previous paragraph may commence benefits as early as age 55, but the life annuity benefit would be reduced by .333% for each month the participant's age at commencement preceded 60.

        Vesting for the SERP benefit is 25% after five years service, increasing in 15% annual increments, with 100% vesting after 10 years service.

        The life annuity benefit has a 15-year certain payment, with a 50% benefit for surviving spouse or domestic partner.

        The SERP benefit accrued for service prior to 2005 may be elected as a lump sum payment. Benefits accrued after 2005 are subject to the provisions of Internal Revenue Code 409A, which preclude lump sum distributions of such benefits.

        The actuarial table and discount rates used to calculate a lump sum payment under the SERP are the same as those used to make such calculations under the qualified Plan A.

Accelerated Formula for Executives Hired Mid-Career

        For some officers who joined the Company mid-career, including Ms. Carter, the SERP benefit is calculated at an accelerated rate, requiring one-half the service necessary for other participants.

        The accelerated formula provides a target benefit based on 4% for the first 10 years and 2% for the next five years of service, with a maximum of 50% of Five Year Average Pay after fifteen years of service. Eligibility for immediate commencement of unreduced benefits is achieved when Age and Service total 70 (minimum age 58 and 10 years of service). Otherwise, for participants who are no longer employees of the Company, unreduced benefits may commence at Age 60 or as early as Age 55, but reduced .333% for each month age at commencement precedes Age 60.

NON-QUALIFIED DEFERRED COMPENSATION IN 2010

Name	(1) Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year ($)	(1) Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	(2) Aggregate Balance at Last Fiscal Year End ($)
T. M. Solso	$0	$0	$454,520	$0	$6,795,408
T. Linebarger	$0	$0	$72,951	$0	$1,188,810
P. J. Ward	$60,000	$0	$9,536	$70,379	$194,233
R. J. Freeland	$0	$0	$163,397	$203,709	$2,856,518
P. Carter	$0	$0	$1,418	$0	$21,207

(1)
Amounts included in the above table that were also reported in the "Change in Non-Qualified Deferred Compensation Earnings" column of the Summary Compensation Table as "Above-market earnings" for the Non-Qualified Deferred Compensation Plan for each Named Executive Officer are: T. M. Solso $185,738; T. Linebarger $25,653; P. J. Ward $3,897; R. J. Freeland $47,658; P. Carter $580. One hundred percent of the contributions made by P. J. Ward are reflected in the Summary Compensation Table.

(2)
Amounts included in this column that have been reported in the Summary Compensation Table since 2006 for each Named Executive Officer are: T. M. Solso $0; T. Linebarger $300,008; R. J. Freeland $565,031; P. J. Ward $180,000; P. Carter $0.

        Our 1994 Deferred Compensation Plan permits deferral of up to 100% of base salary, annual bonus, and/or payments from the Senior Executive Longer-Term Performance Plan.

        Accounts are credited with earnings based on each participant's selection among three alternatives: Standard & Poor's 500 Index, Barclays Capital Aggregate Bond Index, or 10-Year Treasury Bill + 2%, which had annual returns in 2010 of 12.78%,6.99%, and 5.17%, respectively.

        Crediting options may be changed annually. At the time of the election to defer, the participant chooses the time and the form of distribution. Choices for taking distribution are lump sum or annual installments, up to fifteen.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Upon a Change in Control Without a Qualified Termination or Upon a Qualified Termination Following a Change in Control

        In the event of change in control, as generally defined below, in certain cases, and in the event of a change in control and upon a termination of employment under certain circumstances within two years subsequent to a change in control, we will provide benefits to certain executives, including our Named Executive Officers.

        Upon a change in control, outstanding awards under our 2003 Stock Incentive Plan would become immediately vested and exercisable.

        Upon a termination of employment without "cause" by the company or for "good reason" by the officer following a change in control, our Named Executive Officers would be entitled to three years' salary plus three annual bonus payments calculated using a 1.0 payout factor. We would also provide for the full vesting of certain insurance and retirement benefits. Additionally, the Named Executive Officers would receive a payment equal in value to three years' additional participation under qualified and nonqualified pension as well as three years' continued participation in other employee benefit plans.

        Outstanding awards of performance cash would be paid on a pro-rated basis, calculated as the percentage of days of each respective awards cycle that had elapsed as of the date of the change in control, and assuming a 1.0 payout factor. The value of supplemental and excess retirement (non-qualified) benefits will also be paid in cash. All amounts of compensation deferred under our Deferred Compensation Plan will be paid in cash. As described in our "Compensation Discussion and Analysis—Post-Employment Compensation," we would provide our executives with a gross-up payment, if necessary, due to application of the "golden parachute" excise tax provisions of Internal Revenue Code Sections 280G and 4999.

        "Change in control" is generally defined as a consolidation or merger in which we are not the continuing or surviving corporation or in which our shares are converted; a sale, lease, exchange or transfer of substantially all of our assets; approval by our shareholders of a plan or proposal to liquidate or dissolve our company; the acquisition by a person of 25% or more of our voting power; or a majority change in the composition of our Board in a two-year period under specified circumstances where the nomination or election of the new directors is not approved by a supermajority of the directors prior to the change.

        Termination for "cause" means a termination of the officer's employment by us due to the officer's willful and continued failure to perform his or her duties with us (after notice and an opportunity to cure), other than due to incapacity due to illness, or due to the officer's conviction of a felony.

        Termination for "good reason" generally means a termination by the officer within 90 days following specified adverse changes in the officer's employment circumstances such as the assignment of duties not consistent with the officer's position, certain relocations of the location of employment or reductions in compensation.

        The payments to each of our Named Executive Officers, assuming that all triggering events occurred on December 31, 2010, are estimated in the table below. Amounts actually received, should any of the triggering events occur may vary.

Payments		T. M. Solso	T. Linebarger	P. J. Ward	R.J. Freeland	P. Carter
Severance	(1)	$8,748.750	$4,601,250	$2,377,500	$2,755,753	$2,373,000
Unvested Stock Option Spread	*(2)	$10,325,638	$3,098,352	$1,689,877	$1,802,209	$1,290,625
Unvested Restricted Stock	*(3)	$1,573,253	$471,943	$157,424	$259,734	$196,698
LTI Plan Payment	*(4)	$9,516,419	$2,854,986	$1,652,207	$1,727,212	$1,188,977
Retirement Benefit Payment	(5)	$0	$1,481,071	$1,323,600	$264,958	$613,715
Welfare Benefit Values	(6)	$29,187	$29,187	$29,187	$29,187	$29,187
Financial Advisory and 401(k) Benefit		$55,725	$55,725	$55,725	$55,725	$55,725
Excise Tax & Gross-Up	(7)	$0	$0	$2,558,523	$0	$0

Aggregate Payments		$30,248,972	$12,592,514	$9,844,043	$6,894,778	$5,747,927
*
These payouts would occur upon a change in control, without requiring termination of employment.

(1)
Severance payment equal to three times the Named Executive Officer's annual base salary at the time of the termination, plus three annual bonus payments at a 1.0 payout factor.

(2)
Total value of unvested stock options that would become vested upon a change in control, assuming a share price of $110.01 and a change in control date of December 31, 2010.

(3)
Total value of unvested restricted stock that would become vested upon a change in control, assuming a share price of $110.01 and a change in control date of December 31, 2010.

(4)
Pro-rated payouts of outstanding performance cash target awards for the 2010-2011 awards cycle, all of the performance cash target awards for the 2009-2010 awards cycle, and all of the performance share target awards for the 2010-2011 awards cycle, all at target level, assuming a $110.01 share price for the performance shares.

(5)
Incremental actuarial value attributable to retirement for three years of additional service.

(6)
Estimated value associated with the continuation of life insurance, medical, dental, and disability benefits for three years following termination.

(7)
The calculation of the Excise Tax & Gross Up amount is based upon a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and 3.4% state income tax rate. Furthermore, it was assumed that no value will be attributed to reasonable compensation. At the time of any change in control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax.

Potential Payments upon Termination of Employment Other than Following a Change in Control

        The following tables summarize the estimated payments to be made to Named Executive Officers under provisions of plans or established practice in the event of termination of employment including resignation, involuntary termination, involuntary termination for cause, retirement, death and disability other than following a change in control.

        Termination for cause includes, but is not limited to: violation of our Treatment of Others Policy, violation of the Code of Conduct, theft or other acts of dishonesty, willful destruction of our property, refusal to obey a supervisor's reasonable instructions, conduct endangering the safety of employees or co-workers, falsification of our documents, or violation of our other rules or policies.

        We only report amounts where vesting requirements are waived and/or time of payment is accelerated, or benefits that are not generally available to our other exempt employees. Also, information is not repeated that is disclosed previously under the Pension Benefits Table, the Deferred Compensation Table, or the Outstanding Equity Awards Table, except to the extent that the amounts payable to the Named Executive Officer would be enhanced by the termination event described.

        The amounts shown assume the terminating event occurred on the last business day of 2010, and that the price per share of our common stock is the closing price as of that date, $110.01.

Severance

        We do not have formal severance agreements with any of our Named Executive Officers. However, the Committee has established a policy that any of our Named Executive Officers, if terminated by the company other than for cause, will generally be entitled to receive up to 12 months' base salary as severance, paid as salary continuation, and a pro-rated portion of his or her annual bonus for the portion of the year prior to termination, payable at the normal time and using the same payout factors as for all other participants. All of these elements would require a signed release of claims agreement.

Accelerated Vesting of Longer-term Grants

        As described elsewhere in this proxy statement, currently we provide annual target award grants of performance cash, performance shares and stock options.

  •
  Performance Cash:

        If a participant's employment with the Company terminates during the first year of an awards cycle, other than by reason of retirement, death or disability, the participant will not receive any payout for that awards cycle. If a participant's employment terminates during the second year of an awards cycle, the Compensation Committee, in its discretion, may determine whether the participant will receive a proportionate payout of any payment with respect to the awards cycle based on the period of employment during the cycle.

        If a participant retires, dies or becomes disabled during an awards cycle, the participant or such participant's estate, as the case may be, will receive a proportionate share of any payment with respect to the awards cycle based on the period of employment during the cycle, regardless of the length of time of such employment.

  2009-2010 Awards Cycle grants

        Since the entire 2009-2010 awards cycle was completed as of the assumed December 31, 2010 date of the termination, all participants would have been entitled to the payment at the normal time in March 2011. Since there would be no special acceleration, the amounts of these payments are not shown on the tables.

  2010-2011 Awards Cycle grants

        Since the termination event is assumed to occur on December 31, 2010, which was the end of the first year of the 2010-2011 awards cycle, the Committee has the discretion to award one-half of the target award for the 2010-2011 awards cycle. For purposes of this table, one-half of the target awards for the 2010-2011 awards cycle, assuming a payout factor of 1.0, is shown as payable under Retirement, Death, and Disability.

  •
  Performance Shares:

        In cases of retirement or termination without cause, the Committee has the discretion to continue awards in effect, or to accelerate vesting of outstanding awards.

        After the death or disability of a participant, the Committee may in its sole discretion at any time (1) terminate restrictions regarding awards; (2) accelerate any or all installments and rights; and (3) instruct us to pay the total of any accelerated payments in a single sum to the participant, the participant's estate, beneficiaries or representative. Assumptions below are based on historic practice.

  2008-2009 Awards Cycle grants

        Target awards of shares were earned based on our performance during 2008-2009 and converted to restricted stock in March 2010. The shares would have become vested March 1, 2011, so it is assumed that the Committee would accelerate the vesting of these shares in all of the termination events, except voluntary termination and termination for cause.

  2009-2010 Awards Cycle grants

        Performance shares would have been earned based on our performance during 2009-2010 and converted to restricted stock in March 2011, and remain restricted until March 1, 2012. No shares would be payable in the event of termination for cause or voluntary termination as of December 31, 2010. The Committee would have the discretion to accelerate payment in the event of involuntary termination without cause, retirement, disability or death.

  2010-2011 Awards Cycle grants

        Performance shares would become earned based on our performance during 2010-2011 and converted to restricted stock in March 2012, and would remain restricted until March 1, 2013. Since the shares were not earned, it is assumed no payments were accelerated.

  •
  Stock Options:

  2009-2010 Awards Cycle grants

        Stock options were granted on March 2, 2009 and will vest and become exercisable with respect to all of the underlying shares of our Common Stock on the second anniversary of the grant date, or March 2, 2011, or upon the recipient's earlier retirement, death or disability, so long as the recipient is continuously employed by us or a subsidiary until such date or event. Accordingly, the value of the accelerated vesting is shown only in the columns relating to a termination for retirement, death or disability.

  2010-2011 Awards Cycle grants

        Stock options were granted on March 1, 2010 and will vest and become exercisable with respect to all of the underlying shares of our Common Stock on the second anniversary of the grant date, or March 1, 2012, or upon the recipient's earlier retirement, death or disability, so long as the recipient is continuously employed by us or a subsidiary until such date or event. Accordingly, the value of the accelerated vesting is shown only in the columns relating to a termination for retirement, death or disability.

Executive Life Insurance

        Each of the Named Executive Officers participates in the Supplemental Life Insurance and Deferred Income Program, whereby officers are eligible for life insurance equal to three times base salary. Since this is a program not participated in by non-officer employees, the values of this incremental coverage are shown in the table.

Outplacement, Welfare Benefits, and Financial Counseling

        Outplacement assistance and welfare benefits will be provided only in the case of involuntary not-for-cause termination. Financial counseling support will not be provided in cases of voluntary termination and termination for cause.

        The payments to each of our Named Executive Officers, assuming that the triggering event occurred on December 31, 2010, are estimated in the table below. Amounts actually received should any of the triggering events occur may vary.

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
T. M. Solso
Severance	$0	$1,310,000	$0	$0	$0	$0
Accelerated Vesting of longer-term Grants:
Performance Cash 2010-2011 Awards Cycle	$0	$0	$0	$1,373,500	$1,373,500	$1,373,500
Performance Shares 2008-2009 Awards Cycle	$0	$1,573,253	$0	$1,573,253	$1,573,253	$1,573,253
Stock Options 2009-2010 Awards Cycle	$0	$0	$0	$7,496,323	$7,496,323	$7,496,323
Stock Options 2010-2011 Awards Cycle	$0	$0	$0	$2,829,315	$2,829,315	$2,829,315
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$9,729	$0	$0	$0	$0
Financial Counseling	$0	$10,000	$0	$10,000	$10,000	$10,000
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$3,930,000	$0
Aggregate Payments	$0	$2,914,982	$0	$13,282,391	$17,212,391	$13,282,391

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
T. Linebarger
Severance	$0	$825,000	$0	$0	$0	$0
Accelerated Vesting of longer-term Grants:
Performance Cash 2010-2011 Awards Cycle	$0	$0	$0	$0	$412,000	$412,000
Performance Shares 2008-2009 Awards Cycle	$0	$471,943	$0	$0	$471,943	$471,943
Stock Options 2009-2010 Awards Cycle	$0	$0	$0	$0	$2,249,350	$2,249,350
Stock Options 2010-2011 Awards Cycle	$0	$0	$0	$0	$849,002	$849,002
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$9,729	$0	$0	$0	$0
Financial Counseling	$0	$10,000	$0	$0	$10,000	$10,000
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$2,475,000	$0
Aggregate Payments	$0	$1,328,672	$0	$0	$6,467,295	$3,992,295

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
P. J. Ward
Severance	$0	$500,000	$0	$0	$0	$0
Accelerated Vesting of longer-term Grants:
Performance Cash 2010-2011 Awards Cycle	$0	$0	$0	$0	$274,500	$274,500
Performance Shares 2008-2009 Awards Cycle	$0	$157,424	$0	$0	$157,424	$157,424
Stock Options 2009-2010 Awards Cycle	$0	$0	$0	$0	$1,124,222	$1,124,222
Stock Options 2010-2011 Awards Cycle	$0	$0	$0	$0	$565,656	$565,656
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$9,729	$0	$0	$0	$0
Financial Counseling	$0	$10,000	$0	$0	$10,000	$10,000
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$1,500,000	$0
Aggregate Payments	$0	$689,153	$0	$0	$3,631,802	$2,131,802

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
R. J. Freeland
Severance	$0	$560,000	$0	$0	$0	$0
Accelerated Vesting of longer-term Grants:
Performance Cash 2010-2011 Awards Cycle	$0	$0	$0	$274,500	$274,500	$274,500
Performance Shares 2008-2009 Awards Cycle	$0	$259,734	$0	$259,734	$259,734	$259,734
Stock Options 2009-2010 Awards Cycle	$0	$0	$0	$1,236,554	$1,236,554	$1,236,554
Stock Options 2010-2011 Awards Cycle	$0	$0	$0	$565,656	$565,656	$565,656
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$9,729	$0	$0	$0	$0
Financial Counseling	$0	$10,000	$0	$10,000	$10,000	$10,000
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$1,680,000	$0
Aggregate Payments	$0	$851,463	$0	$2,346,444	$4,026,444	$2,346,444

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
P. Carter
Severance	$0	$500,000	$0	$0	$0	$0
Accelerated Vesting of longer-term Grants:
Performance Cash 2010-2011 Awards Cycle	$0	$0	$0	$171,500	$171,500	$171,500
Performance Shares 2008-2009 Awards Cycle	$0	$196,698	$0	$196,698	$196,698	$196,698
Stock Options 2009-2010 Awards Cycle	$0	$0	$0	$936,701	$936,701	$936,701
Stock Options 2010-2011 Awards Cycle	$0	$0	$0	$353,924	$353,924	$353,924
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$9,729	$0	$0	$0	$0
Financial Counseling	$0	$10,000	$0	$10,000	$10,000	$10,000
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$1,500,000	$0
Aggregate Payments	$0	$728,427	$0	$1,668,823	$3,168,823	$1,668,823

COMPENSATION RISK ASSESSMENT

        In February 2011, our Compensation Committee conducted its annual risk assessment of our compensation policies and practices. After categorizing our material compensation arrangements according to an assessment of potential risks, our Compensation Committee evaluated the levels of risk-taking that could be potentially encouraged by each arrangement, taking into account the arrangements' risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our objectives for our compensation arrangements and our risk profile. Risk-mitigation features identified by our Compensation Committee included the following:

  •
  The performance goals under our annual bonus and longer-term incentive plans are based upon budgeted levels that are reviewed and approved by our Board and that we believe are attainable at their targeted levels without the need to take inappropriate risks, take actions that would violate our Code of Conduct or make material changes to our long-term business strategy or our methods of management or operation.

  •
  We use multiple components under our longer-term incentive program (performance cash awards, performance share awards and stock option awards) paid in different ways to address the differing needs of our executives.

  •
  In measuring our financial performance under our annual bonus plan, our Compensation Committee has discretion to exclude certain items from operating performance measures that result from decisions made at the corporate level, such as acquisitions, divestitures, or joint venture formations in the initial year if we did not anticipate them at the time targets were established, pension plan contributions above required levels, and convertible debt. Our Compensation Committee also may exclude certain corporate expense allocations from individual operating segment performance calculations. We believe that allowing these exclusions lessens the risk that our executives would otherwise be encouraged to take actions with respect to such items based on the effect the actions might have on incentive compensation, rather than based on the actions' merits and impact on achieving our long-term goals and objectives.

  •
  Our longer-term incentive plan awards have historically been based on a two-year performance period, and performance shares under the plan were subject to an additional year of vesting, all of which mitigates against taking short-term risks and encourages our employees to focus on sustained growth of our company over the long term.

  •
  Beginning in 2011, we will transition to a three-year performance period for our longer-term incentive awards, thereby further incentivizing our sustained corporate financial performance over a longer period.

  •
  We have capped payouts under our annual bonus and longer-term incentive plans at 200% of the target awards.

  •
  Amounts paid under our annual bonus and longer-term incentive plans are subject to "clawback" recovery in the event that any of our financial statements are required to be materially restated, and such restatement has an adverse effect on our financial results, as a result of fraudulent actions by the officer from whom recovery is sought.

  •
  Because our incentive compensation has a large stock-based component, employees who receive stock-based awards may realize the most value through long-term appreciation of our shareholder value. The addition of our stock ownership guidelines, which expose our Named Executive Officers to the loss of the value of the retained equity if stock appreciation is jeopardized, amplifies this effect.

        As a result of its review, our Compensation Committee did not believe that our compensation policies and practices, taken as a whole and including their various risk mitigation features, encourage excessive or unnecessary risk-taking in light of our strategic plan, business objectives and enterprise risk profile. We believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

 ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Item 11 on the Proxy Card)

        As indicated by the preceding discussion, executive compensation is an important matter both to us and to our shareholders. In addition, Section 14A of the Securities Exchange Act of 1934 requires that we provide shareholders with a non-binding advisory vote on compensation of a company's named executive officers beginning in 2011. Accordingly, we are seeking input from our shareholders through this advisory vote on the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement.

        We have designed our executive compensation program to attract, motivate and retain people with the skills required to achieve our performance goals in a competitive global business environment, and to support our overall performance goals. Our compensation programs are based on the principle of pay for performance. Our intention is for our executive compensation programs to reflect the level of our officers' individual contributions and our corporate performance, while striking an appropriate balance between short-term and longer-term corporate performance. We evaluate performance over several periods of time, and while the specific elements of executive compensation vary from time to time, our executive compensation programs focus on the principle of pay for performance, both in program design and in the specific awards.

        In addition, we and the Compensation Committee of our Board consider the following principles when designing and implementing compensation programs for our officers:

  •
  Our executives' target total compensation opportunity should be at the median of the compensation range payable to similarly situated executives at U.S. manufacturing companies with comparable job scope and size—when our financial performance meets certain Board-approved annual operating plan targets. The Compensation Committee periodically benchmarks these annual operating plan targets against the performance of other similar companies.

  •
  Our programs should provide a competitive compensation "opportunity"; the concept of opportunity is important in our programs. We believe our executives should have the opportunity to be well compensated if our company performs well and that their total compensation should vary in relation to our relative corporate performance.

  •
  There should be a balance between annual and longer-term elements of compensation.

  •
  The more senior a person's position, the more his or her compensation should be "at risk," meaning dependent on our corporate performance.

  •
  Our stock should be an important part of our executive compensation programs in order to link our management's compensation with our shareholders' returns. The greater the level of responsibility of the person, the more his or her compensation should be stock-based.

  •
  Our executive compensation system should be transparent to our investors and employees and as simple and easily understood as possible.

        We believe that our existing compensation programs have been effective at motivating our key executive officers, including our Named Executive Officers, to achieve superior performance and results for our company, effectively aligning compensation with performance results, giving our executives an ownership interest in our company so their interests are aligned with our shareholders, and enabling us to attract and retain talented executive officers whose services are in key demand in our industry and market sectors.

        The following graphs show the strong direct relationship between our corporate financial performance and our executive compensation levels by comparing the relationship over the past five years of our (i) total shareholder return (on a dividend reinvested basis), or TSR; (ii) return on average net assets, or

ROANA; (iii) return on equity, or ROE; and (iv) average annual total compensation for our Named Executive Officers, or Avg TC:

Link Between Financial Performance and Executive Compensation

        Our Board would like the support of our shareholders for the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives in this proxy statement. Accordingly, for the reasons we discuss above, our Board unanimously recommends that shareholders vote in favor of the following resolution:

  "RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, compensation tables, and accompanying narratives contained in this proxy statement."

        The compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and compensation tables and narratives contained in this proxy statement will be approved if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

        As this is an advisory vote, the results of the vote will not be binding on our Board, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and our Compensation Committee and our Board will review and consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. We believe our company benefits from constructive dialogue with our shareholders on these important matters, and while we continue to reach out to our shareholders on these and other issues, we also encourage our shareholders to contact us if they would like to communicate their views on our executive compensation programs. Shareholders who wish to communicate with our non-management directors concerning our executive compensation programs should refer to the section above entitled "Corporate Governance—Board of Directors and Committees—Communication with the Board of Directors."

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVES IN THIS PROXY STATEMENT.

 ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY
VOTE ON EXECUTIVE COMPENSATION
(Item 12 on the Proxy Card)

        Section 14A of the Securities Exchange Act of 1934 requires that we provide shareholders with a vote on how frequently the company will submit the non-binding advisory vote on compensation of its named executive officers to its shareholders. Accordingly, we are asking our shareholders whether the advisory vote on executive compensation should occur every year, every two years or every three years.

        Our Board recommends that shareholders approve an advisory vote on executive compensation every year (an annual vote) because we believe that an annual vote will promote best governance practices and facilitate our Compensation Committee's and our senior management's consideration of the views of our shareholders in structuring our compensation programs for our named executive officers. We believe that an annual vote will provide our Compensation Committee and our senior management with more direct input on, and reactions to, our current compensation practices, and better allow our Compensation Committee and our senior management to measure how they have responded to the prior year's vote.

        For the reasons discussed above, our Board recommends that shareholders vote in favor of holding an advisory vote on executive compensation at our annual meeting of shareholders every year. In voting on this advisory vote on the frequency of the advisory vote on executive compensation, shareholders should be aware that they are not voting "for" or "against" the Board's recommendation to vote for a frequency of every year for future advisory votes on executive compensation. Rather, shareholders will be casting votes to recommend an advisory vote on executive compensation which may be every year, two years, or three years, or they may abstain entirely from voting on the proposal.

        The frequency of the advisory vote on executive compensation receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on executive compensation that shareholders are deemed to have approved. Abstentions and broker non-votes do not constitute a vote for any particular frequency.

        Additionally, although the outcome of this advisory vote on the frequency of the advisory vote on executive compensation is non-binding, our Board will review and consider the outcome of this vote when making determinations as to when the advisory vote on executive compensation will again be submitted to shareholders for approval at an annual meeting of shareholders.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE ADVISORY VOTE ON EXECUTIVE COMPENSATION BE SUBMITTED TO SHAREHOLDERS EVERY YEAR.

 DIRECTOR COMPENSATION

        Each of our non-employee directors had 2010 targeted compensation of $150,000, with one-half delivered in cash and one-half represented by a stock award. We also provide additional cash fees to the chairmen of our various committees. The Chairman of our Finance Committee receives an additional cash retainer of $7,500, the Chairman of the Governance and Nominating Committee receives an additional cash retainer of $10,000, the Chairman of the Safety, Environment and Technology Committee receives an additional annual cash retainer fee of $8,000, the Audit Committee Chairman receives an additional $15,000 annual cash retainer and the Compensation Committee Chairman receives an additional $10,000 annual cash retainer. The Lead Director receives an additional annual cash retainer fee of $20,000. Committee members also receive $1,000 for attending a committee meeting (other than a meeting of the Executive Committee) that is not held in connection with a regular or special meeting of our Board.

        In response to then-worsening economic conditions and similar compensation limitations placed on all officers, including our Named Executive Officers, our directors agreed to waive 10% of the cash portion of their base director retainer fee for 2009. We returned to the regular payment in May 2010. Based on general industry and peer group market data, beginning in May 2011, the annual retainer fee will increase to $200,000, $90,000 of which will be paid in cash and $110,000 of which will be paid in the form of our Common Stock.

        We also have a Deferred Compensation Plan for non-employee directors, pursuant to which directors may elect to defer receipt of all or any portion of their compensation while they serve as a director. Upon ceasing to be a director, the deferred compensation, plus accrued interest, is paid to the director or the director's beneficiary in a lump sum or in annual installments, not to exceed 15, as specified by the director. Upon a change in control of our company, such deferred compensation and interest would be paid in cash to the director in one lump sum. Accounts are credited with earnings based on each participant's selection among three alternatives: Standard & Poor's 500 Index, Barclays Capital Aggregate Bond Index or 10-Year Treasury Bill + 2%.

        Each non-employee director is required to maintain direct ownership of shares of our Common Stock (including stock awards) equal to or greater in value to three times his or her annual total retainer fee. This ownership requirement was first required to be met in 2010 for non-employee directors who were first elected prior to 2004. Non-employee directors first elected after 2003 must comply with the requirement within six years of becoming a member of our Board. Non-employee directors are not allowed to sell our shares until they reach their stock ownership guideline, and then may not sell shares to the extent their ownership level would be less than the guideline amount. As of December 31, 2010, all of our non-employee directors had either satisfied this requirement or had additional time to do so.

Name	(1) Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	(3) Change in Pension Value and Non Qualified Deferred Compensation Earnings	All Other Compensation	Total
R. J. Bernhard	$86,061	$77,501	$0	$0	$163,562
F. R. Chang-Diaz	$78,061	$77,501	$0	$0	$155,562
S. B. Dobbs	$51,000	$53,051	$0	$0	$104,051
R. K. Herdman	$96,061	$77,501	$0	$0	$173,562
A. M. Herman(4)	$111,061	$77,501	$13,956	$0	$202,518
W. I. Miller(4)	$84,561	$77,501	$35,491	$0	$197,553
G. R. Nelson	$91,061	$77,501	$6,651	$0	$175,213
C. Ware	$78,061	$77,501	$11,951	$0	$167,513
R. J. Darnall(5)	$4,000	$0	$8,775	$0	$12,775

(1)
Fees Earned or Paid in Cash were as follows:

Director	Board Retainer	Special Meeting Fees	Lead Director Fee	Committee Chaired	Committee Chair Fees	Total
R. J. Bernhard	$75,061	$3,000	$0	Safety, Environment & Technology	$8,000	$86,061
F. R. Chang-Diaz	$75,061	$3,000	$0		$0	$78,061
S. B. Dobbs	$50,000	$1,000	$0		$0	$51,000
R. K. Herdman	$75,061	$6,000	$0	Audit	$15,000	$96,061
A. M. Herman	$75,061	$6,000	$20,000	Governance & Nominating	$10,000	$111,061
W. I. Miller	$75,061	$2,000	$0	Finance	$7,500	$84,561
G. R. Nelson	$75,061	$6,000	$0	Compensation	$10,000	$91,061
C. Ware	$75,061	$3,000	$0		$0	$78,061
R. J. Darnall	$0	$4,000	$0		$0	$4,000
(2)
The stock award column represents the aggregate grant date fair value of the awards, which is $91.31/share for Mr. Dobbs, whose term began October 1, 2010, and $71.76/share for all other directors whose terms began May 11, 2010. The aggregate grant date fair value is computed in accordance with ASC Topic 718. The assumptions made in valuing stock awards for 2010 are included in the Notes to Consolidated Financial Statements in the 2010 Annual Report on Form 10-K and such information is incorporated by reference.

The stock value represents fifty percent of the annual retainer. The number of shares is calculated by dividing the target value by the preceding 20-day average closing price of our Common Stock on the NYSE on the grant date, rounded down to the nearest whole share. The value of any fractional share and the balance of the annual retainer are paid in cash as shown above. Each director was awarded 1,080 shares of stock, except for Mr. Dobbs, who received 581 shares. Because Mr. Dobbs' term began October 1, 2010, he was compensated for a pro rata portion of a term. Mr. Dobbs' shares were granted assuming a value of $86.03, the preceding 20-day average of closing prices of our Common Stock on the NYSE on the grant date of October 1, 2010. The shares for all other directors were granted assuming a value of $69.39, the preceding 20-day average of closing prices of our Common Stock on the NYSE on the grant date of May 11, 2010.

(3)
These amounts represent "Above Market" earnings in the Deferred Compensation Plan, as described above. "Above-market" is defined as the amount of earnings that exceeded 120% of the applicable federal long-term rate published by the U.S. Internal Revenue Service.

(4)
As part of our overall support of charitable and educational institutions, we previously established the Cummins Inc. Charitable Bequest Program in which non-employee directors first elected prior to 2004 are eligible to participate. Only W. I. Miller and A. M. Herman currently participate in this program. Following the death of such director, we will donate 10 equal annual installments of $100,000 to one or more qualifying institutions designated by such director. We have purchased life insurance policies on each participating director, the proceeds of which fund donations under the program. Policies are fully paid and, therefore, no premiums were payable in 2010. Directors do not receive any direct financial benefit from the program since all charitable deductions accrue to us.

(5)
Mr. Darnall did not stand for re-election last year. His term ended May 11, 2010.

 SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
(Item 13 on the Proxy Card)

        The Audit Committee of our Board has voted to appoint PricewaterhouseCoopers LLP, or PwC, as the firm of independent public accountants to audit our financial statements for 2011. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of our shareholders, our Board has decided, as in the past, to ask our shareholders to ratify this appointment. Such ratification does not limit the Audit Committee's ability to make subsequent changes to our auditors that it thinks appropriate. A representative of PwC will be present at the Annual Meeting and will not have the opportunity to make a statement but will be available to answer appropriate questions. A report of the Audit Committee in connection with its independence, the independence of the auditors and certain other matters follows our Board's recommendation on this Item below.

        We believe that all services rendered to us by PwC are permissible under applicable laws and regulations, and have been pre-approved by or on behalf of the Audit Committee pursuant to the policy described below. Fees paid to PwC for services are disclosed in the table below under the categories listed therein.

        These services are actively monitored (both spending level and work content) by or on behalf of the Audit Committee to maintain the appropriate objectivity and independence in PwC's core work, which is the audit of our consolidated financial statements.

        OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL TO RATIFY THE APPOINTMENT OF PwC. Appointment of PwC as auditors will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for the ratification of PwC.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by PwC for the audit of our annual financial statements for 2010 and 2009, and fees billed for other services rendered by PwC during those periods.

	2010	2009
	(dollars in millions)
Audit fees:(1)	7.8	7.7
Audit related fees:(2)	0	0
Tax fees:(3)	0.5	0.4
All other fees:(4)	0	0
Total	8.3	8.2

(1)
Audit fees consisted of work performed in connection with the audit of our financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)
Audit-related fees included nominal amounts incurred for preparation assistance due to statutory reporting changes.

(3)
Tax fees consisted principally of assistance with matters related to foreign tax compliance and planning, review of foreign tax returns and tax claims.

(4)
All other fees included nominal amounts incurred for seminars related to employee training, assistance with applications for various government grants and licensing fees for technical research tools.

Audit Committee Pre-Approval Policy

        The Sarbanes-Oxley Act of 2002 and rules of the SEC prohibit our independent accountant from providing certain types of non-audit services to us. They also require that all audit, review or attest engagements required under the securities laws and permitted non-audit services provided to us by our independent accountant be pre-approved by the Audit Committee or one of its members to whom the Audit Committee has delegated authority.

        Under our policy and procedures, when considering whether to approve non-audit services to be provided by our independent accountant, the Audit Committee must consider whether the provision of the service would adversely affect the independence of the independent accountant. Specifically, the Audit Committee must consider whether the provision of the service would (1) place the accountant in the position of auditing his or her own work; (2) result in the accountant acting as management or an employee of our company; or (3) place the accountant in the position of being an advocate for us. Any proposed non-audit service that the Audit Committee determines would adversely affect the independence of our independent accountant will not be approved.

        The Audit Committee is solely responsible for pre-approving all audit and non-audit services. The Audit Committee has delegated to its Chairman authority to pre-approve audit and permitted non-audit services to be provided by our independent accountant, provided that such services are permissible under our foregoing policy and procedures and do not exceed $100,000 in the aggregate. Decisions of the Chairman must be reported to the full Audit Committee at its next scheduled meeting, and documented in a format required by the policy.

Audit Committee Report

        The role of our Audit Committee is to assist our Board in fulfilling its oversight responsibilities as they relate to our accounting policies, internal control over financial reporting, financial reporting practices and legal and regulatory compliance. Each member of the Committee is independent as defined under NYSE listing standards. The Committee operates under a written charter that has been adopted by our Board and reviewed by the Committee on a periodic basis. The Committee's current charter can be viewed on our website.

        The Committee fulfills its responsibilities through periodic meetings with our independent registered public accounting firm, internal auditors and management. During 2010, the Committee met 10 times. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee, or the Committee Chair as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer, Controller and the independent auditors, prior to public release. The Committee also met with the independent auditors to discuss the results of their reviews of the interim financial statements. The committee periodically meets in executive session.

        Throughout the year, the Audit Committee monitors matters related to the independence of PwC, our independent registered public accounting firm. As part of its monitoring activities, the Committee obtained a letter from PwC containing a description of all relationships between PwC and us. After reviewing the letter and discussing it with our management, the Committee discussed with PwC its overall relationship with us and any of those relationships described in the letter that could impact PwC's objectivity and independence. Based on its continued monitoring activities and year-end review, the Committee satisfied itself as to PwC's independence. PwC also has confirmed in its letter that, in its professional judgment, it is independent of our company within the meaning of the federal securities laws and within the requirements of Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

        The Committee reviewed with both our independent and internal auditors their respective audit plans, audit scope, and identification of audit risks. Further, the Committee reviewed and discussed with our management and PwC our audited financial statements and management's and PwC's evaluations of our internal control over financial reporting, as reported in our 2010 Annual Report on Form 10-K. Management has the responsibility for the preparation and integrity of our financial statements and its internal control over financial reporting and PwC has the responsibility for the examinations thereof.

        The Committee discussed and reviewed with PwC all matters required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 114, "The Auditor's Communication With Those Charged With Governance." With and without management present, the Committee discussed and reviewed the results of PwC's examination of our financial statements and internal control over financial reporting, as well as management's report on internal control over financial reporting. The Committee also discussed the results of internal audit examinations.

        Based on the above-mentioned reviews and discussions with management, internal audit and PwC, the Committee recommended to our Board of Directors that our audited financial statements and management's report on internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. The Committee also reappointed PwC as our independent auditors for 2011.

Respectfully submitted,
ROBERT K. HERDMAN, CHAIR ROBERT J. BERNHARD FRANKLIN CHANG-DIAZ STEPHEN B. DOBBS ALEXIS M. HERMAN GEORGIA R. NELSON

 STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT AND OTHERS

        The following table sets forth information with respect to the beneficial ownership of our common stock as of March 14, 2011 by:

  •
  each current director and director nominee;

  •
  each executive officer appearing in the Summary Compensation Table;

  •
  all directors and executive officers as a group; and

  •
  any person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock based on our review of the reports regarding ownership filed with the SEC.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 14, 2011 through the exercise of any stock option or other right. Shares subject to stock options or other rights are deemed to be outstanding for the purpose of computing the ownership percentage of the person beneficially holding these stock option or other rights, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

Name	Amount & Nature of Beneficial Ownership(1)		Percent of Class
FMR LLC	22,545,145	(2)	11.39%
82 Devonshire Street Boston, MA 02109
State Street Corporation	14,031,757	(3)	7.1%
One Lincoln Street Boston, MA 02111
BlackRock, Inc.	11,732,130	(4)	5.93%
40 East 52nd Street New York, NY 10055
Robert J. Bernhard	5,122		*
Pamela F. Carter	51,082		*
Franklin R. Chang-Diaz	1,889		*
Stephen B. Dobbs	581		*
Richard J. Freeland	53,496		*
Robert K. Herdman	4,687		*
Alexis M. Herman	28,482		*
N. Thomas Linebarger	179,757		*
William I. Miller	34,633	(5)	*
Georgia R. Nelson	13,875	(6)	*
Theodore M. Solso	564,871	(7)	*
Pat J. Ward	39,736	(8)	*
Carl Ware	15,334		*
All directors and executive officers as a group, a total of 21 persons	1,301,633	(9)	*

*
Less than 1%.

(1)
Except as otherwise indicated, the voting and investment powers of the shares listed are held solely by the reported owner.

(2)
The source of this information is an amended Schedule 13G/A filed February 14, 2011 with the SEC disclosing beneficial ownership of our Common Stock by FMR LLC and its related companies. FMR and its related companies stated in their amended Schedule 13G/A that they have sole investment power for all of the shares and sole voting power for 22,545,145 shares.

(3)
The source of this information is a Schedule 13G filed February 11, 2011 with the SEC disclosing beneficial ownership of our Common Stock by State Street Corporation. State Street disclosed in its Schedule 13G that it has shared investment and voting power for all of the shares. State Street is the trustee of certain employee benefit plans sponsored by us which are subject to ERISA. Shares of Common Stock are held in trust for the benefit of employees in the plans. As of December 31, 2010, based on information provided to us by State Street, in its capacity as trustee, it held 14,031,757 shares of Common Stock on behalf of the plans, some of which had not been allocated to plan participants. As plan trustee, State Street votes unallocated shares and shares allocated to participants' accounts as directed by participants. Shares of Common Stock held by State Street, as trustee on behalf of the plans, as to which participants have made no timely voting directions are voted by the plan trustee in the same proportions as shares for which directions are received (subject to the trustee's responsibilities under Section 404 of ERISA).

(4)
The source of this information is an amended Schedule 13G filed February 4, 2011 with the SEC disclosing beneficial ownership of our Common Stock by BlackRock, Inc. and its related companies. BlackRock and its related companies stated in their Schedule 13G that they have sole investment and voting power for all of the shares.

(5)
Includes 500 shares held in the Miller Annual Exclusion Trust.

(6)
Includes 1,500 shares held by Ms. Nelson's spouse.

(7)
Includes 32,708 shares that are held by Mr. Solso's spouse and 97,348 shares that are held in a grantor retained annuity trust. Also includes 110,216 shares pledged as security by Mr. Solso in connection with a personal revolving credit facility.

(8)
Includes 4,815 shares held by Mr. Ward's spouse.

OTHER BUSINESS

        Our Board does not know of any business to be presented for action at the Annual Meeting other than that set forth in the Notice of Annual Meeting of Shareholders as reflected in Items 1 through 13 on the proxy card, and as referenced in this proxy statement. Under the terms of our by-laws, moreover, since the deadline for notice of additional business has passed, no additional business may be presented for action at the Annual Meeting.

OTHER INFORMATION
Related-Party Transactions

        Our company, together with our subsidiaries and affiliates, is a global company with extensive operations in the U.S. and many foreign countries. We have thousands of employees with widespread authority to purchase goods and services. Because of these far-reaching activities, we encounter transactions and business arrangements with persons, businesses and other organizations in which one of our directors, executive officers or nominees for director, significant investors or their immediate families, may also be a director, executive officer, or have some other direct or indirect material interest. Such transactions and arrangements, which we refer to as related-party transactions, have the potential to create actual or perceived conflicts of interest.

        As a result, the Audit Committee of our Board has established, and our Board has approved, a written policy and procedures for review, approval or ratification of any related-party transactions or proposed transactions where the amount involved in any year exceeds or will exceed $120,000. These procedures require that, in deciding whether to approve such a related-party transaction involving a director, director nominee, executive officer, holder of more than five percent of our Common Stock or their immediate family members, the Audit Committee must consider, among other factors:

  •
  Information about the goods and services to be or being provided by or to the related party;

  •
  The nature of the transaction and the costs to be incurred by us or payments to us.

  •
  An analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods and services that are available to us from unrelated parties.

  •
  The business advantage we would gain by engaging in the transaction; and

  •
  An analysis of the significance of the transaction to us and the related party.

        To receive Audit Committee approval a related party transaction must be on terms that are fair and reasonable to us, and which are as favorable to us as would be available from non-related entities in a comparable transaction. Our policy requires that there be a business or corporate interest supporting the transaction and that the transaction meets the same company standards that apply to comparable transactions with unaffiliated entities.

        Based on information known to us, we believe there were no transactions during 2010 in which we were or are to be a participant in which the amount involved exceeded or will exceed $120,000, and in which any director, director nominee, executive officer, holder of more than five percent of our Common Stock at the time of the transaction or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Therefore, no transactions were required to be reviewed, approved or ratified by our Audit Committee under our related-party transactions policy and procedures and disclosed in this proxy statement in accordance with rules of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Copies of these reports must also be furnished to us. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to us, written representations from reporting persons after inquiry, and forms filed by us on the reporting person's behalf, we believe that all filing requirements under Section 16(a) applicable to our executive officers and directors were complied with during 2010.

Shareholder Proposals

        Shareholders may submit proposals to be considered for shareholder action at our 2012 Annual Meeting of Shareholders and inclusion in our proxy statement and proxy card if they do so in accordance with the appropriate regulations of the SEC. For such proposals to be considered for inclusion in our proxy statement and form of proxy card for our 2012 Annual Meeting of Shareholders, they must be received by our Secretary no later than November 23, 2011.

        If a shareholder desires to bring proper business before an annual meeting of shareholders which is not the subject of a proposal timely submitted for inclusion in our proxy statement and form of proxy as described above, the shareholder must follow procedures outlined in our by-laws. Pursuant to our by-laws, a shareholder may bring business to be considered at the annual meeting, provided that the shareholder (1) is a shareholder of record at the time of giving notice to us of the of the business and is entitled to vote at the annual meeting where the business will be considered, and (2) complies with the applicable notice procedures set forth in our by-laws. That Article provides that, in the case of business other than the election of directors, the shareholder bringing the business must deliver written notice of the business to our Secretary no later than 90 days preceding the date the meeting is scheduled to occur in the notice of such meeting first given to shareholders, which we refer to as the "originally scheduled date," unless such date is earlier than the first anniversary of the date set forth in our first mailed definitive proxy materials for the prior year's annual meeting, in which case written notice of the proposal must be delivered not later than the close of business on the 10th day following the first public disclosure of the earlier date.

        Each required notice must contain certain information, including information about the shareholder, as prescribed by the by-laws.

Expenses of Solicitation

        The cost of this proxy solicitation will be borne by us. We will solicit proxies by mailing proxy materials to certain shareholders and a Notice of Internet Availability of Proxy Materials to all other shareholders; for shareholders that do not receive the full proxy materials, printed copies will be sent upon request as provided below and as provided in the Notice of Internet Availability of Proxy Materials.

        We have retained Morrow & Co., LLC., 470 West Avenue, Stamford, Connecticut 06902, to assist us in the solicitation of proxies for a fee not to exceed $8,500 plus expenses. Proxies may also be solicited by mail, telephone, e-mail or fax by our directors, officers and employees who will not be separately compensated for such services. Banks, brokerage houses and other institutions, nominees or fiduciaries will be reimbursed for their reasonable expenses incurred in forwarding proxy materials to the beneficial owners of our Common Stock upon request.

Delivery of Proxy Materials to Households

        Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet availability of Proxy Materials and, as applicable, a printed version of our annual report to shareholders and this proxy statement. Upon oral or written request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of the document was delivered.

        Shareholders sharing an address may also request delivery in the future of a single copy of a Notice of Internet Availability of Proxy Materials, annual report to shareholders and/or proxy statement if they are currently receiving multiple copies of such documents. Shareholders may notify us of their requests by calling or writing to our Corporate Secretary at (812) 377-5000 or Cummins Inc., Mail Code 60903, 500 Jackson Street, Columbus, Indiana 47201.

March 23, 2011

        We will furnish to any shareholder, without charge, a copy of our Annual Report on Form 10-K. You may also obtain a copy of the Form 10-K by writing to Marya M. Rose, Corporate Secretary, Cummins Inc., Mail Code 60903, 500 Jackson Street, Columbus, Indiana 47201 or on our website at www.cummins.com.

CUMMINS ANNUAL SHAREHOLDER MEETING
May 10, 2011—11:00 A.M. (Eastern Daylight Saving Time)

COLUMBUS ENGINE PLANT
500 CENTRAL AVENUE

Taylorsville
Interchange
LOCATION OF
ANNUAL MEETING
U.S. 31
COLUMBUS
Indianapolis 38 Mi.
Interstate
I-65
U.S. 11
Washington St.
25th.
11th.
Central Ave.
10th.
7th.
Taylor Rd.
Route 46
Greenburg 28 Mi.
Marr Road
Route 46
3rd.
2nd.
McKinley
Indiana Ave.
U.S. 31
N
Gladstone
Seymour 17 Mi.
Louisville 64 Mi.
U.S. 11
Route 7
N. Vernon 17 Mi.

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CUMMINS INC. 2011 ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 10, 2011 11:00 a.m. Eastern Daylight Saving Time COLUMBUS ENGINE PLANT 500 Central Avenue Columbus, Indiana Directions to the Cummins Inc. 2011 Annual Meeting are available in the proxy statement which can be viewed at www.ematerials.com/cmi. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 10, 2011 Notice is hereby given that the Annual Meeting of Shareholders of Cummins Inc. will be held at 500 Central Avenue, Columbus, Indiana on Tuesday, May 10, 2011 at 11:00 a.m. Eastern Daylight Saving Time. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Annual Report, Notice, and Proxy Statement are available at www.ematerials.com/cmi If you want to receive a paper copy or an e-mail with links to the electronic materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before April 30, 2011 to facilitate timely delivery. Matters intended to be acted upon at the meeting are listed below. The Board of Directors recommends that you vote FOR Items 1 through 11, 1 YEAR for proposal 12, and FOR Item 13: Election of Directors 1. Theodore M. Solso 6. Carl Ware 2. N. Thomas Linebarger 7. Robert K. Herdman 3. William I. Miller 8. Robert J. Bernhard 4. Alexis M. Herman 9. Dr. Franklin R. Chang-Diaz 5. Georgia R. Nelson 10. Stephen B. Dobbs Advisory Votes on Executive Compensation 11. Advisory vote to approve the compensation of the named executive officers as disclosed in the proxy statement. 12. Advisory vote on the frequency of the advisory vote to approve the compensation of the named executive officers. Ratification of Auditors 13. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2011. THIS IS NOT A FORM FOR VOTING You may immediately vote your proxy on the Internet at: www.eproxy.com/cmi • Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 a.m. (midnight) (CT) on May 9, 2011. For shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans, the deadline is 12:00 a.m. (midnight) (CT) on May 8, 2011. • Please have this Notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy. Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY #

To request paper copies of the proxy materials, which include the proxy card, proxy statement and annual report, please contact us via: Internet – Access the Internet and go to www.ematerials.com/cmi . Follow the instructions to log in, and order copies. Telephone – Call us free of charge at 866-697-9377 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies. Email – Send us an email at ep@ematerials.com with “CMI Materials Request” in the subject line. The email must include: • The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner on the front of this notice. • Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials. • If you choose email delivery you must include the email address. • If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.

The Board of Directors recommends you vote FOR the following proposals: Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1. Theodore M. Solso 6. Carl Ware 2. N. Thomas Linebarger 7. Robert K. Herdman 3. William I. Miller 8. Robert J. Bernhard 4. Alexis M. Herman 9. Dr. Franklin R. Chang-Diaz 5. Georgia R. Nelson 10. Stephen B. Dobbs 11. Advisory vote to approve the compensation of the named executive officers as disclosed in the proxy statement. For Against Abstain The Board of Directors recommends you vote 1 year on the following proposal: 12. Advisory vote on the frequency of the advisory vote to approve the compensation of the named executive officers. 1 Year 2 Years 3 Years Abstain The Board of Directors recommends you vote FOR the following proposal: 13. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2011. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 11, FOR 1 YEAR FOR ITEM 12 AND FOR ITEM 13. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. COMPANY # Please fold here – Do not separate TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Address Change? Mark box, sign, and indicate changes below: Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

CUMMINS INC. 2011 ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 10, 2011 11:00 a.m. Eastern Daylight Saving Time COLUMBUS ENGINE PLANT 500 Central Avenue Columbus, Indiana Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Shareholder Meeting to be held on May 10, 2011: The Annual Report and Notice and Proxy Statement are available at www.ematerials.com/cmi If you consented to access your proxy information electronically, you may view it by going to the following address: www.ematerials.com/cmi If you would like to access the proxy materials electronically next year, go to the following Consent site address: www.ematerials.com/cmi Cummins Inc. 500 Jackson Street Columbus, IN 47201 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 10, 2011. If no choice is specified, the proxy will be voted “FOR” Items 1 through 11, “1 Year” for Item 12 and “FOR” Item 13. By signing the proxy, you revoke all prior proxies and appoint Theodore M. Solso and N. Thomas Linebarger, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on (i) the matters shown on the reverse side and (ii) any other matters which may come before the Annual Meeting and all adjournments. Please note that the authorization provided under clause (ii) above does not apply to shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans. This card also constitutes voting instructions to the trustee of the Cummins Inc. and Affiliates Retirement and Savings Plans to vote shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, shares held in these accounts will be voted in the same manner and proportion as shares with respect to which valid voting instructions were received. Any instructions received by the trustee from participants regarding their vote shall be confidential. Plan participants are invited to attend the annual meeting, however cannot vote their shares at the annual meeting. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET PHONE MAIL www.eproxy.com/cmi 1-800-560-1965 Mark, sign and date Use the Internet to vote your proxy Use any touch-tone telephone to vote your your proxy card and return 24 hours a day, 7 days a week, until proxy 24 hours a day, 7 days a week, until it in the postage-paid 12:00 a.m. (midnight) (CT) on May 9, 2011. 12:00 a.m. (midnight) (CT) on May 9, 2011. envelope provided. For shares held in the Cummins Inc. For shares held in the Cummins Inc. and Affiliates Retirement and Savings and Affiliates Retirement and Savings Plans, the deadline is 12:00 a.m. Plans, the deadline is 12:00 a.m. (midnight) (CT) on May 8, 2011. (midnight) (CT) on May 8, 2011. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

QuickLinks

PROXY STATEMENT FOR 2011 ANNUAL SHAREHOLDERS MEETING
CORPORATE GOVERNANCE
ELECTION OF DIRECTORS (Items 1 through 10 on the Proxy Card)
NOMINEES FOR BOARD OF DIRECTORS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
OPTION EXERCISES AND STOCK VESTED IN 2010
NON-QUALIFIED DEFERRED COMPENSATION IN 2010
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
COMPENSATION RISK ASSESSMENT
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (Item 11 on the Proxy Card)
Link Between Financial Performance and Executive Compensation
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION (Item 12 on the Proxy Card)
DIRECTOR COMPENSATION
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS (Item 13 on the Proxy Card)
Audit Committee Report
STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT AND OTHERS
OTHER BUSINESS
OTHER INFORMATION Related-Party Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals
Expenses of Solicitation
Delivery of Proxy Materials to Households